UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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General Mills, Inc.

(Name of Registrant as Specified in Its Charter)

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NOTICE OF
2005 ANNUAL MEETING
OF STOCKHOLDERS
AND PROXY STATEMENT

Meeting Date:

Monday, September 26, 2005
at 11:00 a.m. (CDT)

Meeting Place:

Children’s Theatre Company
2400 Third Avenue South
Minneapolis, Minnesota

P.O. Box 1113
Minneapolis, MN 55440

Stephen W. Sanger
Chairman of the Board and
Chief Executive Officer

August 11, 2005

Dear Stockholder:

It is my pleasure to invite you to General Mills’ 2005 Annual Meeting of Stockholders. We will hold the meeting in the auditorium of the Children’s Theatre Company, 2400 Third Avenue South, Minneapolis, Minnesota, on Monday, September 26, 2005, at 11:00 a.m. Central Daylight Time. During the meeting, we will discuss each item of business described in this Notice of Annual Meeting of Stockholders and Proxy Statement, and give a current report on our business operations. There also will be time for questions. We expect the meeting to adjourn at about 12:15 p.m.

This booklet includes the Notice of Annual Meeting as well as the Proxy Statement, which provides information about General Mills and describes the business we will conduct at the meeting.

We hope you will be able to attend the meeting. If you need special assistance at the meeting because of a disability, please contact the Corporate Secretary at the address above. Whether or not you expect to attend, please vote your proxy so your shares will be represented at the meeting. You may vote by telephone if you reside in the United States or Canada, via the Internet (see the instructions on the proxy card) or by signing and mailing the proxy card in the enclosed envelope.

Sincerely,

i

P.O. Box 1113
Minneapolis, MN 55440

Siri S. Marshall
Secretary

NOTICE OF
2005 ANNUAL MEETING OF STOCKHOLDERS
SEPTEMBER 26, 2005

August 11, 2005

Dear Stockholder:

The Annual Meeting of Stockholders of General Mills, Inc. will be held on Monday, September 26, 2005, at 11:00 a.m., Central Daylight Time, in the auditorium of the Children’s Theatre Company, 2400 Third Avenue South, Minneapolis, Minnesota. The purpose of the meeting is to:

1.	Elect 12 directors;
2.	Ratify the appointment of KPMG LLP as General Mills’ independent registered public accounting firm for fiscal year 2006;
3.	Adopt the 2005 Stock Compensation Plan;
4.	Act on one stockholder proposal, if properly presented at the meeting; and
5.	Transact such other business as may properly come before the meeting.

The record date for the annual meeting is July 28, 2005. If you held General Mills stock at the close of business on that date, you are entitled to vote at the annual meeting.

At the meeting, we also will report on our 2005 business results and other matters of interest to stockholders.

Sincerely,

ii

GENERAL MILLS, INC.
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
MONDAY, SEPTEMBER 26, 2005

        The Board of Directors of General Mills, Inc. (“General Mills,” “we,” “our,” “us” or the “Company”) is soliciting proxies for use at the 2005 Annual Meeting of Stockholders to be held on September 26, 2005. This proxy statement summarizes the information you need to know to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares. We will first mail the proxy statement and proxy card to stockholders on or about August 11, 2005.

CORPORATE GOVERNANCE PRINCIPLES AND
DIRECTOR INDEPENDENCE

        General Mills has a long-standing commitment to good corporate governance practices. These practices provide an important framework within which our Board of Directors (the “Board”) and management can pursue the strategic objectives of General Mills and ensure its long-term vitality for the benefit of stockholders. Our corporate governance principles and practices (described below) have evolved over many years. The Corporate Governance Committee reviews them annually, and changes are recommended to the Board for approval as appropriate. The unchanging, fundamental premise of these principles, however, is the independent nature of the Board and its overarching responsibility to our stockholders. Our governance principles are published on our website at www.generalmills.com in the “Investors” section and are available in print to any stockholder who requests a copy from our Corporate Secretary.

Board Independence and Composition

•	The Board believes that a substantial majority of its members should be independent, non-employee directors. The Board has adopted criteria for independence based on those established by the New York Stock Exchange. On that basis, the Board has affirmatively determined that all of our non-employee directors are independent.
•	Director affiliations and transactions are regularly reviewed to ensure there are no conflicts or relationships that might impair a director’s independence from the Company and management.
•	All Board committees, except the Executive Committee, are composed entirely of independent, non-employee directors.
—	Committee and committee chair assignments are reviewed annually by the Corporate Governance Committee, which recommends committee rosters to the full Board. Assignments are rotated to ensure that each committee has an appropriate mix of tenure and experience.
•	Stockholders elect directors annually.
•	Overall Board composition guidelines require a breadth of experience from a variety of industries and from professional disciplines such as finance, academia, law and government, along with a diversity of gender, ethnicity, age and geographic location. Final approval of director nominees is determined by the full Board, based on the recommendation of the Corporate Governance Committee.
•	Well-defined selection criteria for individual directors require independence, integrity, experience and sound judgment in areas relevant to our businesses, a proven record of accomplishment, willingness to speak one’s mind and commit sufficient time to the Board, and the ability to challenge and stimulate management. The Corporate Governance Committee uses a variety of sources, including executive search firms and stockholder recommendations, to identify director candidates. The Committee retains any search firms and approves payment of their fees.
•	Board members are expected to devote sufficient time and attention to carrying out their director duties and responsibilities and ensure that their other responsibilities, including service on other boards, do not materially interfere with their responsibilities as directors of the Company. Directors are expected to attend all Board and committee meetings, as well as the annual stockholders’ meeting, absent exigent circumstances. Nine of our 12 directors in office at the time attended the 2004 Annual Meeting of Stockholders.
•	The Board believes that meaningful stockholder participation is critical in the election of directors. Currently, our directors are elected by a plurality vote, which means that the director nominees who receive the highest number of votes are elected to the Board. The Board is aware that some investors and stockholders favor the election of directors by a majority of votes cast, and members of the legal and investment communities are working to develop recommended practices. The Corporate Governance Committee will continue to monitor the development of majority vote standards and best practices and will actively engage in the ongoing discussion among investors and companies regarding this important topic.

Director Retirement Policy

•	To ensure an appropriate balance between new perspectives and experienced directors:
—	Non-employee directors must retire at age 70, or within five years of normal retirement from their principal organization, whichever occurs first.
—	Non-employee directors are expected to offer their resignation whenever their principal employment or affiliation changes after joining the Board, and the Corporate Governance Committee then decides whether the director should continue to serve.
—	Company officers who are directors are expected to resign from the Board when they cease to be employed by us.

Board Performance and Operations

•	Board meetings and background materials sent to directors in advance of meetings focus on our key strategic, leadership and performance issues.
—	Each year, the Board has formal reviews and discussions of our annual and longer-term strategic business plans and management development and succession plans, including an assessment of senior executives and their potential as successor to the Chief Executive Officer. The Board has adopted procedures to elect a Chief Executive Officer successor in the event of the Chief Executive Officer’s sudden departure.
—	Focused discussions of individual businesses and key issues are held throughout the year, and extended off-site sessions are held periodically for in-depth reviews of key strategic matters. The Board also regularly reviews our performance compared to our competitive peer companies.
—	The Board and its committees may engage independent outside financial, legal and other advisors as they deem necessary to provide advice and counsel on various topics or issues. Directors also have full access to officers and employees.
—	Committee responsibilities are detailed in their charters, and reports of committee meetings are given to the full Board, which acts on their recommendations, as appropriate.

•	Annually, a master Board agenda is prepared covering recurring items and for planning purposes. The agenda and topics for Board and committee meetings are developed through discussions between management and Board members. Information and data that are important to the issues to be considered are distributed in advance of each meeting.
•	Executive sessions without management directors present are scheduled at each Board and committee meeting. A committee chair is designated as the presiding director for each executive session held without management directors present, based on the topics to be covered. At least annually, outside directors meet formally without management directors present to evaluate the Chief Executive Officer’s performance. This session is led by the Chair of the Compensation Committee and includes a review of the Chief Executive Officer’s annual accomplishments, compensation and performance objectives for the next fiscal year. In advance of the meeting, the full Board conducts a formal Chief Executive Officer evaluation that includes input from all Board members. Following the executive session, the results of the evaluation are communicated to the Chief Executive Officer.
•	The Corporate Governance Committee has responsibility for corporate governance and Board organization and procedures. A formal Board evaluation covering Board operations and performance, with a written evaluation from each Board member, is conducted annually to enhance Board effectiveness. Recommended changes are considered by the full Board. In addition, each Board committee conducts an annual self-evaluation.
•	New directors participate in an orientation program that includes discussions with senior management, background materials on our strategic plan, organization and financial statements and visits to our facilities. We encourage each director to participate in continuing educational programs that are important to maintaining a director’s level of expertise to perform his or her responsibilities as a Board member.
•	The Board expects all directors, officers and employees to act with the highest standards of integrity and adhere to our policies and applicable code of conduct. Directors also are required to follow our Director Code of Conduct. The Corporate Governance Committee of the Board annually reviews and oversees compliance with the Director Code of Conduct, which is available on our website at www.generalmills.com in the “Investors” section and in print to any stockholder who requests a copy from our Corporate Secretary.
•	The Board regularly reviews a report of recent executive officer transactions in General Mills securities.

Alignment with Stockholder Interests

•	Each director is expected to represent the interests of all stockholders, and not those of any particular stockholder or any special interest group.
•	A substantial portion of director compensation is linked to our stock performance, and directors can elect to receive their entire Board remuneration in stock and stock-related compensation. Directors are expected to keep all of the net shares they receive as compensation until they own shares equal in market value to at least $250,000. The Compensation Committee is responsible for periodically reviewing Board compensation and recommending changes.
•	The Board supports and oversees employee compensation programs that are closely linked to business performance and emphasize equity ownership, including stock ownership targets, for key management employees. For more details, see “Report of the Compensation Committee on Executive Compensation” on pages 20 through 24.

•	Senior management meets regularly with major institutional investors and stockholders, and reports to the Board on analyst and stockholder views of General Mills.

Director Independence

        The Board of Directors believes that a substantial majority of its members should be independent non-employee directors. The Board annually reviews all commercial and charitable relationships that directors may have with us to determine whether our directors are, in fact, independent. To assist it in determining director independence, the Board has established the following guidelines that are consistent with the current listing standards of the New York Stock Exchange:

•	A director will not be considered independent if, within the preceding three years:
—	the director was an employee of, or an immediate family member of the director was an executive officer of, General Mills;
—	the director or an immediate family member of the director has received during any 12-month period more than $100,000 in direct compensation from us (other than director fees and pension or other deferred compensation for prior service to us);
—	an executive officer of General Mills was on the compensation committee of a company which, at the same time, employed the director or an immediate family member of the director as an executive officer; or
—	the director was an executive officer or employee of, or an immediate family member of the director was an executive officer of, another company that does business with us and the annual revenue derived from that business by either company accounts for at least (i) $1,000,000 or (ii) two percent, whichever is greater, of the annual gross revenues of such company.
•	A director will not be considered independent if (i) the director or an immediate family member of the director is a current partner of our independent auditor, (ii) the director is a current employee of our independent auditor, (iii) an immediate family member of the director is a current employee of our independent auditor who participates in the independent auditor’s audit, assurance or tax compliance (but not tax planning) practice or (iv) the director or an immediate family member of the director was, within the preceding three years, a partner or employee of our independent auditor and personally worked on our audit within that time.
•	The following commercial or charitable relationships will not, by themselves, impair a director’s independence:
—	a director is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the company he or she serves as an executive officer;
—	a director serves as an officer, director or trustee of a charitable organization and our charitable contributions to such organization are less than the greater of (i) $100,000 or (ii) two percent of the organization’s total annual charitable receipts; and
—	a director is an executive officer of another company that does business with us and the annual revenue derived from that business by either company accounts for less than (i) $1,000,000 or (ii) two percent, whichever is greater, of the annual revenues of such company.
•	For relationships not covered by these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth above. We will explain in our proxy statement the basis for any determination by the Board that a relationship is not material if the relationship does not satisfy one of the specific categories of immaterial relationships identified above.
•	Audit Committee members may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us (other than director fees and pension or other deferred compensation for prior service to us).

        The Board has reviewed all transactions or relationships between each of our non-employee directors, or any member of his or her immediate family, and us, our senior management and our independent registered public accounting firm. Based on this review, the Board has affirmatively determined that all eleven current, non-employee directors are independent under our guidelines and as defined by New York Stock Exchange listing standards. The Board has also determined that all Board committees, except the Executive Committee, which does not regularly meet, are composed entirely of independent, non-employee directors.

Director Nominations

        The Corporate Governance Committee is responsible for recommending candidates for election to our Board of Directors. The Committee seeks directors who will represent the diverse interests of our stockholders, and who bring to the Board a breadth of experience from a variety of industries and professional disciplines, as well as diversity of gender, ethnicity, age and geographic location.

        The Committee expects a high level of commitment from Board members and evaluates each candidate’s leadership and industry experience, skills, expertise and character traits, including the candidate’s ability to devote sufficient time to Board and committee meetings in light of other board service.

        The Committee reviews whether a potential candidate meets Board and/or committee membership requirements imposed by law, regulation or stock exchange rules, determines whether a potential candidate is independent according to standards for evaluating director independence (described on page 4) and evaluates the potential for any conflict of interest between the director and General Mills.

        Director candidates recommended to the Committee are subject to full Board approval and election by stockholders at an annual meeting of stockholders. From time to time, the Committee retains a recruitment firm to assist in identifying, evaluating and recruiting director candidates, based on specified criteria, and pays the firm a fee for these services. Suggestions also are received from board members, stockholders and management.

        Of the twelve directors recommended for election at our 2005 annual meeting, all nominees were elected at our 2004 annual meeting except for Paul Danos and Steve Odland, who were elected to the Board to fill vacancies during the year, and Robert L. Ryan, who has been nominated as a new director. Mr. Ryan was identified as a director candidate by members of management and also had been identified as a potential director by our recruitment firm.

        Stockholders who wish to suggest an individual for consideration for election to our Board of Directors may submit a written nomination to the Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440, along with the stockholder’s name, address and the number of General Mills shares beneficially owned; the name of the individual being nominated and number of General Mills shares beneficially owned by the candidate; the candidate’s biographical information describing experience and qualifications; a description of all agreements, arrangements or understandings between the stockholder and individual being nominated; and the candidate’s consent to serve as a director, if elected. To assist in the evaluation of stockholder-recommended candidates, the Committee may request that the stockholder provide certain additional information required to be disclosed in our proxy statement under Regulation 14A of the Securities Exchange Act of 1934. To be considered by the Committee for the slate recommended in our proxy statement for the 2006 annual meeting, stockholders should submit the required information to the Corporate Secretary by May 1, 2006.

        The Committee will consider and evaluate stockholder-recommended candidates by applying the same criteria used to evaluate director-recommended candidates. If the Committee decides the candidate is suitable for Board membership, the Committee will make a recommendation to the Board of Directors for its approval to include the candidate in the slate of directors nominated for election by stockholders in the proxy statement. During fiscal 2005, we received no director nominations from stockholders.

        Under our By-laws, stockholders may also nominate a candidate for election at an annual meeting of stockholders. Our annual meeting is typically held on the fourth Monday in September. Stockholders who intend to present a nomination at our 2006 annual meeting are required to notify the Corporate Secretary in writing and provide the information described above no earlier than May 29, 2006 and no later than June 28, 2006. Director nominees submitted through this process will be eligible for election at the stockholder meeting, but will not be included in proxy materials sent to stockholders prior to the meeting.

Stockholder Communications with the Board

        Stockholders may contact any of our directors by writing to the Board of Directors or to the Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440 or via e-mail at boardofdirectors@genmills.com. The Board of Directors has instructed the Corporate Secretary to distribute communications to a director or directors, after ascertaining whether the communications are appropriate to duties and responsibilities of the Board. The Board has requested that the Corporate Secretary not forward the following types of communications: general surveys and mailings to solicit business or advertise products, job applications or resumes, product inquiries or complaints, new product suggestions or any material that is threatening, illegal or does not relate to the responsibilities of the Board.

Code of Conduct and Reporting of Ethical Concerns to the Audit Committee of the Board

        We have adopted a Code of Conduct applicable to all employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of the Code of Conduct is available on our website at www.generalmills.com and in print to any stockholder who requests a copy from our Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440. We intend to post on our website any amendments to our Code of Conduct within two days after any such amendment and to post waivers from our Code of Conduct for principal officers within two days after any such waiver.

        The Audit Committee of the Board of Directors has established procedures for employees, stockholders, vendors and others to communicate concerns about our ethical conduct or business practices, including accounting, internal controls or financial reporting issues, to the Audit Committee, which has responsibility for these matters. Matters may be reported as follows:

•	if you are an employee of General Mills, contact your manager or human resources representative first

•	or contact the Chief Compliance Officer: Siri S. Marshall General Mills, Inc. P.O. Box 1113 Minneapolis, Minnesota 55440 763-764-7230
•	or contact the Law Department at 763-764-3616
•	or call the Ethics Advice Line at 800-210-2878* – on an identified or anonymous basis.
*	Callers outside the United States, Canada and Puerto Rico should refer to our Employee Code of Conduct at www.generalmills.com for dialing instructions.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

        Eleven current directors and one new director nominee are recommended for election to the Board of Directors. Detailed information about each director nominee is provided below. Directors are elected for a one-year term and serve until the next annual meeting where their successors are elected, or, if earlier until their retirement, resignation or removal. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, the proxies will vote your shares for that other person unless you instruct us otherwise on your proxy card. Vice Chairman Steve Demeritt retired from General Mills and the Board of Directors in June 2005, following a distinguished 36–year career with General Mills. After 16 years of valuable service, Livio D. DeSimone will not stand for election to the Board of Directors at our 2005 annual meeting.

Paul Danos	Director since 2004
Paul Danos, age 62, has been Dean and Laurence F. Whittemore Professor of Business Administration at Tuck School of Business at Dartmouth College since 1995. Dean Danos has held academic positions at the University of Michigan from 1974 to 1995, the University of Texas from 1971 to 1974 and the University of New Orleans from 1970 to 1971. He is a director of B.J.’s Wholesale Club, Inc.

William T. Esrey	Director since 1989
William T. Esrey, age 65, is Chairman Emeritus of Sprint Corporation, a telecommunications company. Mr. Esrey served as Chairman of the Board for Sprint from 1990 to May 2003 and Chief Executive Officer from 1985 to March 2003. He is a director of Duke Energy Corp.

Raymond V. Gilmartin	Director since 1998
Raymond V. Gilmartin, age 64, is Special Advisor to the Executive Committee of Merck & Company, Inc., a pharmaceutical company, and served as its Chairman of the Board, President and Chief Executive Officer from November 1994 to May 2005. He previously served as Chairman, President and Chief Executive Officer of Becton Dickinson and Company. Mr. Gilmartin is a director of Microsoft Corporation.

Judith Richards Hope	Director since 1989
Judith Richards Hope, age 64, has been a Distinguished Visitor from Practice since March 2005 and an Adjunct Professor, since January 2002, at Georgetown University Law Center. Ms. Hope was a partner at the law firm of Paul, Hastings, Janofsky & Walker until December 2003 and a part-time Senior Advisor to the Paul, Hastings firm from January 2004 to January 2005. Ms. Hope is a director of Union Pacific Corporation, ThyssenKrupp Budd Company and Russell Reynolds Associates.

Heidi G. Miller	Director since 1999
Heidi G. Miller, age 52, has served as Executive Vice President, ceo, Treasury & Security Services, J.P. Morgan Chase & Co., since the merger of Bank One Corporation and J.P. Morgan Chase & Co. on July 1, 2004. From March 2002 to July 1, 2004, Ms. Miller served as Executive Vice President and Chief Financial Officer of Bank One Corporation. Ms. Miller served as a director of Bank One from October 2000 to March 2002 until she was elected an executive officer. From January 2001 to April 2002, Ms. Miller was Vice Chairman of Marsh, Inc. From March 2000 to November 2000, she was Senior Vice President and Chief Financial Officer of priceline.com Incorporated. Prior to March 2000, Ms. Miller was Executive Vice President and Chief Financial Officer of Citigroup Inc., which was formed through the merger of Citibank and Travelers Group. She joined Travelers Group in 1992 as Vice President of Planning and Analysis and Assistant to the President and was promoted to Executive Vice President and Chief Financial Officer in 1995.

Hilda Ochoa-Brillembourg	Director since 2002
Hilda Ochoa-Brillembourg, age 60, is the founder and has been since 1987 the President and Chief Executive Officer of Strategic Investment Group, an investment advisory firm, and Managing Director of Emerging Markets Investment Corporation and Emerging Markets Management. From 1976 to 1987, she served in various capacities within the Pension Investment Division of the World Bank, including from 1981 to 1987, as its Chief Investment Officer. Prior to joining the World Bank, she served as an independent consultant in the fields of economics and finance, a lecturer at the Universidad Catolica Andres Bello in Venezuela and as treasurer of the C.A. Luz Electricia de Venezuela in Caracas. Ms. Ochoa-Brillembourg is a director of the World Bank/International Monetary Fund Credit Union, McGraw-Hill Companies and the Harvard Management Company, Inc.

Steve Odland	Director since 2004
Steve Odland, age 46, has been Chairman and Chief Executive Officer of Office Depot, Inc., an office merchandise retailer, since March 2005. From January 2001 to March 2005, he was Chairman and Chief Executive Officer of AutoZone, Inc. and President from May 2001 to March 2005. Mr. Odland was an executive with Ahold USA from 1998 to 2000 and was President of the Foodservice Division of Sara Lee Bakery from 1997 to 1998. He was employed by The Quaker Oats Company from 1981 to 1996 in various positions.

Michael D. Rose	Director since 2004
Michael D. Rose, age 63, has been a director of Gaylord Entertainment Company, a diversified entertainment company, since April 2001, and served as Chairman of the Board from April 2001 to May 2005. From 1998 to the present, Mr. Rose has been a private investor and Chairman of Midaro Investments, Inc., a privately held investment firm. Mr. Rose became Chairman of the Board of both the Promus Hotel Corporation and Harrah’s Entertainment Inc., beginning in 1995, when the two companies split into two publicly traded companies. He retired from the Boards of Harrah’s in 1996 and Promus Hotel Corporation in 1997. Mr. Rose served as Chairman from 1990 to 1995, and Chief Executive Officer from 1990 to 1994, of The Promus Companies, Incorporated. Mr. Rose is also a director of Darden Restaurants, Inc., FelCor Lodging Trust, First Horizon National Corp. and Stein Mart, Inc. Mr. Rose previously served as a General Mills director from 1985 to June 2000, retiring in accordance with the Board’s then existing tenure policy.

Robert L. Ryan	New director nominee
Robert L. Ryan, age 62, served as Senior Vice President and Chief Financial Officer of Medtronic, Inc., a medical technology company, from April 1993 until his retirement in April 2005. Mr. Ryan was Vice President, Finance, and Chief Financial Officer of Union Texas Petroleum Corp. from 1984 to 1993, Controller from 1983 to 1984 and Treasurer from 1982 to 1983. Prior to 1982, Mr. Ryan was Vice President at Citibank and was a management consultant for McKinsey & Company. Mr. Ryan is a director of Hewlett-Packard Company and UnitedHealth Group.

Stephen W. Sanger	Director since 1992
Stephen W. Sanger, age 59, has been Chairman and Chief Executive Officer of General Mills since 1995. Mr. Sanger joined General Mills in 1974 and served as the head of several business units, including Yoplait USA and Big G cereals. He was elected a Senior Vice President in 1989, an Executive Vice President in 1991, Vice Chairman in 1992 and President in 1993. He is a director of Target Corporation and Wells Fargo & Company.

A. Michael Spence	Director since 1992
Dr. A. Michael Spence, age 61, is a partner of Oak Hill Venture Partners, a venture capital firm of Oak Hill Capital Partners. He is a professor emeritus at the Graduate School of Business at Stanford University and served as Professor of Management in the Graduate School of Business until August 2000 and as its Dean from 1990 to August 1999. Dr. Spence served on the faculty at Harvard University in both the Business School and the Faculty of Arts and Sciences as professor of economics and business administration from 1975 to 1990. From 1984 to 1990, he served as the Dean of the Faculty of Arts and Sciences at Harvard. In 2001, he received the Nobel Prize in Economic Sciences.

Dorothy A. Terrell	Director since 1994
Dorothy A. Terrell, age 60, has been President and Chief Executive Officer of the Initiative for a Competitive Inner City since April 2005 and has been a limited partner of First Light Capital, a venture capital firm, since 2003. Ms. Terrell served as Senior Vice President, Worldwide Sales, and President, Platform & Services Group, of NMS Communications, a producer of hardware and software component products for telecommunications applications, from 1998 until August 2002. She previously served in various executive management capacities at Sun Microsystems, Inc. from 1991 to 1997 and Digital Equipment Corporation from 1976 to 1991. Ms. Terrell is a director of Herman Miller, Inc.

        The Board of Directors unanimously recommends a vote FOR each director nominee.

BOARD COMMITTEES AND THEIR FUNCTIONS

Audit Committee

Members:	Seven independent, non-employee directors:
A. Michael Spence (Chair), Paul Danos, Livio D. DeSimone†, William T. Esrey, Judith Richards Hope, Heidi G. Miller, Dorothy A. Terrell. Each member is an independent director under our guidelines and as defined by the New York Stock Exchange listing standards for Audit Committee membership.
Number of meetings in fiscal year 2005: Nine
Functions:	•	Oversees integrity, adequacy and effectiveness of internal controls, audits, compliance program, including the Employee Code of Conduct, and financial reporting process
	•	Assesses and ensures the independence, qualifications and performance of our independent registered public accounting firm, selects the independent registered public accounting firm for the annual audit and approves the independent registered public accounting firm’s services and fees
	•	Meets with the independent registered public accounting firm, without management present, to consult with it and review the scope of its audit
	•	Reviews our annual risk assessment process and policy compliance
	•	Reviews and approves our annual audited financial statements before issuance, subject to Board of Directors’ approval
	•	Reviews the performance of the internal audit function
Charter:	A copy of the Audit Committee charter may be found on our website at www.generalmills.com in the “Investors” section and is available in print to any stockholder who requests it from our Corporate Secretary.
Self-evaluation:	The Audit Committee conducted an evaluation of its performance in 2005.
Financial Experts:	The Board of Directors has unanimously determined that (i) all Audit Committee members are financially literate under New York Stock Exchange listing standards and (ii) that Dean Danos, Mr. Esrey, Ms. Miller and Dr. Spence qualify as “audit committee financial experts” within the meaning of Securities and Exchange Commission (“SEC”) regulations and have accounting or related financial management expertise as required by New York Stock Exchange listing standards.

Compensation Committee

Members:	Five independent, non-employee directors:
Livio D. DeSimone† (Chair), Raymond V. Gilmartin, Heidi G. Miller, Michael D. Rose, A. Michael Spence. Each member is an independent director under our guidelines and as defined by the New York Stock Exchange listing standards.
Number of meetings in fiscal year 2005: Three
Functions:	•	Reviews compensation policies to ensure they provide appropriate motivation for corporate performance and increased stockholder value; determines compensation policy for executives
	•	Conducts performance review of the chairman; recommends compensation of the Board members, including the chairman and the management members of the Board, and approves compensation and stock grants to other senior executives
Charter:	A copy of the Compensation Committee charter may be found on our website at www.generalmills.com in the “Investors” section and is available in print to any stockholder who requests it from our Corporate Secretary.
Self-evaluation:	The Compensation Committee conducted an evaluation of its performance in 2005.

Corporate Governance Committee

Members:	Six independent, non-employee directors:
Raymond V. Gilmartin (Chair), William T. Esrey, Hilda Ochoa-Brillembourg, Steve Odland, Michael D. Rose, Dorothy A. Terrell. Each member is an independent director under our guidelines and as defined by the New York Stock Exchange listing standards.
Number of meetings in fiscal year 2005: Four
Functions:	•	Recommends candidates for election to the Board
	•	Develops policy on composition, participation and size of the Board as well as tenure and retirement of directors
	•	Recommends changes in the organization and procedures of the Board, including corporate governance
Charter:	A copy of the Corporate Governance Committee Charter may be found on our website at www.generalmills.com in the “Investors” section and is available in print to any stockholder who requests it from our Corporate Secretary.
Self-evaluation:	The Corporate Governance Committee conducted an evaluation of its performance in 2005.

Executive Committee

Members:	Six directors, including five independent, non-employee directors: Stephen W. Sanger (Chair), Livio D. DeSimone†, William T. Esrey, Raymond V. Gilmartin, Judith Richards Hope, A. Michael Spence.
Number of meetings in fiscal year 2005: None
Functions:	•	May take all action that could be taken by full Board, other than those for which Delaware law requires full Board action
	•	May meet between regular Board meetings to take action necessary for General Mills to operate efficiently

Finance Committee

Members:	Four independent, non-employee directors:
William T. Esrey (Chair), Judith Richards Hope, Heidi G. Miller, Hilda Ochoa-Brillembourg. Each member is an independent director under our guidelines and as defined by the New York Stock Exchange listing standards.
Number of meetings in fiscal year 2005: Four
Functions:	•	Reviews financial policies and performance objectives, including dividend policy
	•	Reviews changes in our capital structure, including debt issuances, common stock sales, repurchases and stock splits
Charter:	A copy of the Finance Committee Charter may be found on our website at www.generalmills.com in the “Investors” section and is available in print to any stockholder who requests it from our Corporate Secretary.
Self-evaluation:	The Finance Committee conducted an evaluation of its performance in 2005.

Public Responsibility Committee

Members:	Five independent, non-employee directors:
Judith Richards Hope (Chair), Livio D. DeSimone†, Hilda Ochoa-Brillembourg, Michael D. Rose, Dorothy A. Terrell. Each member is an independent director under our guidelines and as defined by the New York Stock Exchange listing standards.
Number of meetings in fiscal year 2005: One
Functions:	•	Reviews public policy and social trends affecting General Mills
	•	Monitors our corporate citizenship activities
	•	Evaluates our policies to ensure they meet ethical obligations to employees, consumers and society
Charter:	A copy of the Public Responsibility Committee Charter may be found on our website at www.generalmills.com in the “Investors” section and is available in print to any stockholder who requests it from our Corporate Secretary.
Self-evaluation:	The Public Responsibility Committee conducted an evaluation of its performance in 2005.

†	Livio D. DeSimone is not standing for re-election.

        During fiscal 2005, the Board of Directors met six times and various committees of the Board met a total of 21 times. Director attendance at all Board and committee meetings averaged 93 percent. All directors attended at least 75 percent of the aggregate total meetings of the Board and Board committees on which the directors served during fiscal 2005.

OWNERSHIP OF GENERAL MILLS COMMON STOCK BY
DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

        The following table shows the amount of General Mills common stock beneficially owned by (a) each director and director nominee, (b) each executive officer named in the Summary Compensation Table (see page 25), (c) all directors, director nominees and executive officers as a group and (d) each person or group owning more than five percent of our outstanding shares on the dates indicated. Unless otherwise noted, all amounts are as of July 31, 2005 and the stockholders listed in the table have sole voting and investment power with respect to the shares owned by them.

Name	Shares (a)		Exercisable Options (b)	Percent of Class

P. Danos	1,006		10,000	*
R. G. Darcy	72,081		464,038	*
S. R. Demeritt	142,196	(c)	819,402	*
L. D. DeSimone	44,722		75,000	*
W. T. Esrey	24,789		75,000	*
R. V. Gilmartin	14,833		70,000	*
J. R. Hope	22,940		75,000	*
J. A. Lawrence	70,269		656,313	*
H. G. Miller	6,689		60,000	*
H. Ochoa-Brillembourg	3,121		30,000	*
S. Odland	1,012		10,000	*
K. J. Powell	35,278		463,962	*
M. D. Rose	7,995		45,000	*
R. L. Ryan	275		—	*
S. W. Sanger	850,030	(d)	3,120,275	1.1%
A. M. Spence	17,941		75,000	*
D. A. Terrell	15,718		75,000	*
All directors, nominees and executive officers as a group	1,947,532		8,912,159	2.9%
Capital Research and Management Company	29,173,200	(e)	—	8.0%
Diageo plc and affiliates	25,095,457	(f)	—	6.9%

*	Indicates ownership of less than one percent of the total outstanding shares.
(a)	Amounts in this column include shares of our common stock, restricted stock (vested and unvested), shares allocated to participant accounts under our 401(k) Savings Plan, restricted stock units that vest within 60 days of July 31, 2005, and stock units that have vested and been deferred pursuant to the recipient’s deferral election. Stock units are settled in our common stock after the recipient’s interest in the units has vested. Amounts in this column include the following restricted stock units (equivalent to one share of our common stock) that vest within 60 days of July 31, 2005: 1,006 units for P. Danos; 1,012 units for S. Odland; 1,019 units for each of L. D. DeSimone, W. T. Esrey, R. V. Gilmartin, J. R. Hope, H. G. Miller, H. Ochoa-Brillembourg, M. D. Rose, A. M. Spence and D. A. Terrell; and 11,189 units for all directors, nominees and executive officers as a group. Amounts in this column also include the following vested deferred stock units (equivalent to one share of our common stock): 52,391 units for R. G. Darcy; 68,999 units for S. R. Demeritt; 3,862 units for L. D. DeSimone; 11,062 units for W. T. Esrey; 5,500 units for R. V. Gilmartin; 12,789 units for J. R. Hope; 3,487 units for J. A. Lawrence; 3,105 units for H. G. Miller; 2,102 units for H. Ochoa-Brillembourg; 4,539 units for K. J. Powell; 4,336 units for M. D. Rose; 528,537 units for S. W. Sanger; 10,474 units for A. M. Spence; 6,418 units for D. A. Terrell; and 1,054,312 units for all directors, nominees and executive officers as a group.

(b)	Amounts in this column include options that were exercisable on July 31, 2005 and options that become exercisable within 60 days of July 31, 2005.
(c)	Includes 1,840 shares owned by Mr. Demeritt’s spouse, as to which he disclaims any beneficial interest. Mr. Demeritt retired as a director and officer of General Mills on June 15, 2005. Amounts for Mr. Demeritt are reported as of June 15, 2005.
(d)	Includes 100 shares owned by Mr. Sanger’s spouse, as to which he disclaims any beneficial interest. Also includes 7,910 shares held in trusts for the benefit of Mr. Sanger’s minor children. Mr. Sanger and his spouse are the trustees of the trusts.
(e)	Based on information contained in a Schedule 13G that Capital Research and Management Company, 333 South Hope Street, Los Angeles, California 90071, filed with the SEC on February 14, 2005. The filing indicated that as of December 31, 2004, Capital Research and Management Company had sole investment power for 29,173,200 shares and voting power for no shares. Capital Research and Management Company disclaims beneficial ownership of these shares.
(f)	Based on information contained in a Schedule 13D that Diageo plc, Diageo US Limited and Diageo Great Britain Limited filed with the SEC on October 8, 2004. The filing indicated that as of October 8, 2004, Diageo plc shared voting and investment power for 25,095,457 shares, Diageo US Limited shared voting and investment power for 24,592,320 shares and Diageo Great Britain Limited shared voting and investment power for 503,137 shares. The address for each entity is 8 Henrietta Place, London, England W1G 0NB. The Schedule 13D also indicated that Diageo Great Britain Limited previously sold 3,996,863 shares to Diageo Pension Trust Limited.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Diageo plc Relationship and Transactions

        Stockholders Agreement.    We acquired The Pillsbury Company on October 31, 2001 from Diageo plc (“Diageo”). Under a stockholders agreement, we granted Diageo limited governance rights, as well as certain registration rights covering the shares of our common stock that Diageo received as partial consideration for Pillsbury. The agreement imposes restrictions on voting, transfer and sale of our common stock held by Diageo and its affiliates, which are described in more detail below.

        Until October 31, 2021 or, if earlier, the date on which Diageo owns less than 5 percent of our outstanding common stock, Diageo has agreed (i) to vote its General Mills stock in favor of the director nominees recommended by our Board of Directors and (ii) on votes relating to other matters, subject to certain exceptions described in the stockholders agreement, to vote all of its shares in proportion to the votes cast by the holders of General Mills voting securities not owned by Diageo.

        The stockholders agreement includes a standstill provision under which Diageo agreed not to acquire additional shares of our common stock until October 31, 2021 or, if earlier, three years following the date on which Diageo owns less than 5 percent of our outstanding common stock, subject to certain exceptions set forth in the agreement. The standstill provision also restricts Diageo from making stockholder proposals, participating in proxy solicitations or proposing mergers or other extraordinary transactions involving General Mills. The stockholders agreement also prohibits Diageo from seeking to affect or influence the control of our Board or management.

        Purchase of Diageo Call Options.    In October 2002, we sold zero-coupon convertible debentures with a face value of approximately $2.23 billion for gross proceeds of approximately $1.5 billion. To offset any dilution that General Mills stockholders might incur in connection with conversion of the debentures, we purchased call options from Diageo on approximately 29 million shares of our common stock that

Diageo owns. The call options expire in October 2005. The terms of the call options require that Diageo continue to hold the shares subject to the options until exercise or expiration.

        Supplemental Marketing Agreement.    On June 23, 2004, we entered into a Supplemental Marketing Agreement with Diageo. Under the agreement, we agreed to file a registration statement and to include in the registration statement 49,907,680 shares of our common stock held by Diageo. On October 8, 2004, Diageo sold 33,314,760 shares of our common stock in an underwritten offering pursuant to such registration statement. Concurrently with Diageo’s sale of shares, we purchased 16,592,920 shares of our common stock from Diageo for $750 million, or $45.20 per share. The purchase price we paid to Diageo was equal to the price at which Diageo sold its shares in the underwritten offering. Currently, Diageo indirectly holds approximately 29 million shares of our common stock (see information under the heading “Ownership of General Mills Common Stock by Directors, Officers and Certain Beneficial Owners” above for additional information regarding Diageo’s ownership of our common stock).

Other Management Transactions

        Hilda Ochoa-Brillembourg, a General Mills director, is a director and minority owner of Emerging Markets Investment Corporation (“EMI”) and Emerging Market Managers LLC (“EMM”). Approximately $80 million of General Mills pension plan and savings plan assets are invested in EMI, and EMM received management fees of approximately $774,873 attributable to these investments during fiscal 2005. Ms. Ochoa-Brillembourg is not an employee or officer of EMI or EMM and is not involved in their day-to-day operations. The Board of Directors determined that these relationships do not impair her independence.

DIRECTOR COMPENSATION AND BENEFITS

        We structure director compensation to attract and retain qualified non-employee directors and to further align the interests of directors with the interests of stockholders by linking a portion of their compensation to stock performance. Employee directors do not receive additional compensation for serving on the Board. If they choose, non-employee directors can receive the entire amount of their Board remuneration in stock and stock-related compensation. Directors are expected to keep all of the net shares they receive as Board compensation until they own shares equal in market value to at least $250,000. We do not have a retirement plan for our non-employee directors.

        Annual Retainer.    In fiscal 2005, non-employee directors each received an annual retainer of $50,000. We do not pay separate fees for meeting attendance or chairmanships, except Audit Committee members receive an additional annual retainer of $5,000, and the Audit Committee Chair receives an additional $10,000 annual retainer.

        Directors can elect to have annual retainer amounts paid quarterly in cash or our common stock of equal value, or they can defer payment until a later date. If payment is deferred, the deferred amount earns interest based on the directors’ selection from a group of funds offered to employees participating in our Deferred Compensation Plan. One of these funds tracks the return on our common stock.

        In fiscal 2005, L. D. DeSimone elected to receive all of his annual retainer in common stock; W. T. Esrey, J. R. Hope and D. A. Terrell received cash payments; P. Danos, H. G. Miller, H. Ochoa-Brillembourg, S. Odland, M. D. Rose and A. M. Spence deferred cash payments; and R. V. Gilmartin received 50 percent in common stock and 50 percent in cash.

        Stock Units.    Each year they are elected to the Board, non-employee directors receive 1,000 stock units. Stock units vest at the next annual stockholders’ meeting, and receipt of shares of common stock upon vesting can be deferred until a later date. Stock units earn amounts equal to the dividend payments on our common stock. These amounts can be reinvested or paid to the director.

         Stock Options.    Non-employee directors also receive options to purchase 10,000 shares of our common stock each time they are elected to the Board. The per-share price the director pays at exercise is the market price of the common stock on the date of the grant. The options become exercisable at the next annual stockholders’ meeting and expire 10 years after grant.

        Other Benefits.    We also have a planned gift program for non-employee directors that is funded by General Mills-paid life insurance policies on all directors. Upon the death of a director, we donate $1 million to a qualifying charity recommended by the director. We are then reimbursed by life insurance proceeds. The cost of the program is not material to us, and individual directors derive no financial benefit from the program since we receive the entire charitable deduction. We also pay the premiums on directors’ and officers’ liability and travel accident insurance policies covering the directors.

TOTAL RETURN TO STOCKHOLDERS

        This line graph and table compare the cumulative total stockholder return for holders of our common stock with the cumulative total return of the Standard & Poor’s 500 Stock Index and the Standard & Poor’s 500 Packaged Foods Index for the last five-year fiscal period. The graph and table assume the investment of $100 in each of General Mills’ common stock and the specified indexes at the beginning of the applicable period, and assume the reinvestment of all dividends.

REPORT OF THE AUDIT COMMITTEE

        The Committee.    The Audit Committee of the Board of Directors consists of seven non-employee directors named below. Each member of the Audit Committee is an independent director as defined by New York Stock Exchange listing standards and our own standards. In addition, the Board of Directors has unanimously determined that Dean Danos, Mr. Esrey, Ms. Miller and Dr. Spence, members of the Audit Committee, qualify as “audit committee financial experts” within the meaning of SEC regulations and have accounting or related financial management expertise within the meaning of New York Stock Exchange listing standards. The Board of Directors has also unanimously determined that all Audit Committee members are financially literate within the meaning of New York Stock Exchange listing standards. The Committee, which operates according to its Charter, is primarily responsible for oversight of our financial statements and internal controls, assessing and ensuring the independence, qualifications and performance of the independent auditor, approving the independent auditor’s services and fees, reviewing our risk assessment process and ethical, legal and regulatory compliance programs, and reviewing and approving our annual audited financial statements before issuance, subject to Board of Directors approval. No members of the Audit Committee received any compensation from General Mills during the last fiscal year other than directors’ fees. The Committee’s Charter may be found on our website located at www.generalmills.com in the “Investors” section.

        Committee Report.    The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended May 29, 2005.

        The Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended May 29, 2005 with management, the internal auditor and KPMG LLP, the Company’s independent registered public accounting firm, with and without management present. In connection with that review, the Committee considered and discussed the quality of the Company’s financial reporting and disclosures, management’s assessment of the Company’s internal control over financial reporting and KPMG LLP’s evaluation of the Company’s internal control over financial reporting. The Committee discussed and reviewed with KPMG LLP critical accounting policies and practices, internal controls, other material written communications to management and the scope of KPMG LLP’s audits. The Committee also has discussed with KPMG LLP matters relating to its judgments about the quality, as well as the acceptability, of the Company’s accounting principles as applied in its financial reporting as required by Statement of Auditing Standards No. 61 (Communications with Audit Committees).

        In addition, the Committee has discussed with KPMG LLP its independence from management and the Company, as well as the matters in the written disclosures received from KPMG LLP and required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee received a letter from KPMG LLP confirming its independence and discussed with KPMG LLP the matters covered by that letter. The Committee has reviewed all fees paid to KPMG LLP during the fiscal year and has considered the compatibility of KPMG LLP’s performance of non-audit services with the maintenance of KPMG LLP’s independence as the Company’s independent registered public accounting firm.

        Based on the Committee’s review and discussions referred to above, the Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 29, 2005 for filing with the SEC. In addition, the Committee has engaged KPMG LLP to serve as the Company’s independent registered public accounting firm for 2006, subject to ratification by General Mills stockholders.

SUBMITTED BY THE AUDIT COMMITTEE:

        A. Michael Spence, Chair
        Paul Danos
        Livio D. DeSimone
        William T. Esrey
        Judith Richards Hope
        Heidi G. Miller
        Dorothy A. Terrell

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

        The following table shows aggregate fees billed to us for fiscal years ended May 29, 2005 and May 30, 2004 by KPMG LLP, our independent registered public accounting firm.

	Fiscal Year (in thousands)

	2005	2004

Audit Fees	$5,205	$3,251
Audit-related Fees (a)	469	541
Tax Fees (b)	1,875	1,876
All Other Fees (c)	41	27

Total Fees (d)	$7,590	$5,695

(a)	Primarily benefit plans audit services
(b)	Expatriate tax services, tax return preparation, planning and compliance filings
(c)	Software license fees and support services
(d)	All fees have been approved by the Audit Committee

        The Audit Committee has determined that performance of services other than audit services is compatible with maintaining the independence of KPMG LLP.

        Auditor Services Preapproval Policy.    The Audit Committee has a formal policy concerning approval of all services to be provided by KPMG LLP, including audit, audit-related, tax and other services. The policy requires that all services KPMG LLP may provide to us be pre-approved by the Committee. The Chair of the Committee has the authority to pre-approve permitted services that require action between regular Committee meetings, provided the Chair reports to the full Committee at the next regular meeting. Certain permitted non-audit services, excluding certain designated audit-related and tax services, are limited to $1,000,000 in the aggregate during any fiscal year. The Committee approved all services provided by KPMG LLP during fiscal 2004 and 2005.

PROPOSAL NUMBER 2

RATIFY APPOINTMENT OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Board of Directors is submitting the selection of KPMG LLP to serve as our independent registered public accounting firm for fiscal 2006 for ratification in order to ascertain the views of our stockholders on this selection. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the appointment by the Audit Committee of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 28, 2006. If stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider its selection.

        Representatives from KPMG LLP will attend the annual meeting and will have the opportunity to make a statement and answer questions.

        The Board of Directors unanimously recommends a vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for fiscal year 2006.

REPORT OF THE COMPENSATION COMMITTEE ON
EXECUTIVE COMPENSATION

The Committee’s Responsibilities

        The Compensation Committee of the Board is responsible for oversight of the Company’s executive compensation and benefit policies to ensure that they provide the appropriate motivation to achieve superior corporate performance and shareholder value. The Committee performs an annual evaluation of the Chief Executive Officer’s performance compared to pre-established performance goals and objectives, and approves compensation actions impacting senior officers.

        The Committee is composed entirely of independent, non-employee directors, consistent with New York Stock Exchange listing standards. Reports of the Committee’s actions and recommendations are presented to the full Board after each meeting. The purpose of this report is to summarize the philosophical principles, specific program elements and other factors considered by the Committee in making decisions about executive compensation. The Committee has engaged an independent executive compensation consultant to advise it on compensation matters.

Compensation Philosophy

        The Committee’s guiding philosophy is to establish a compensation system that will attract, motivate, reward and retain top quality executive leadership that will achieve superior corporate performance and shareholder value. The Committee bases its compensation decisions on the following core principles:

•	Pay is performance-based. Executive compensation at General Mills rewards performance. Base salaries at General Mills are targeted to the median of salaries at comparable companies in the consumer products business sector. Salaries are coupled with an incentive system that enables total compensation to rise above the industry norms in years when Company performance exceeds that of its food and consumer products peer group.
•	Stock ownership is emphasized. The Committee believes that broad and deep employee stock ownership effectively aligns the interests of employees with those of shareholders and provides a strong motivation to build shareholder value. The Company has established specific stock ownership objectives for key management employees, and programs have been created that encourage all employees, particularly key management employees, to have an ownership interest in the Company. The Committee believes it is critical that a significant portion of each executive’s total compensation is dependent on the total shareholder return of General Mills common stock.
•	Compensation opportunities must be competitive to attract and retain talented employees. The Committee evaluates Company performance, actual compensation and share ownership, and compares them with comparable data from peer food and consumer product companies as well as a broader group of leading industrial companies.

Program Elements

        General Mills’ executive compensation program is composed of base salary, annual incentive and long-term incentive compensation.

        Base Salary.    The Committee sets base salaries after considering an individual’s responsibilities, past and current performance, and compensation for similar positions at peer group companies. Base salaries for officers are targeted to the 50th percentile versus peer companies.

        All salaried employees, including executives, are eligible for an annual merit increase to base salary, effective July 1, based primarily on performance of job responsibilities and accomplishment of predetermined performance objectives.

        Annual Incentive.    General Mills provides executives with an annual opportunity to earn cash incentive awards through the Executive Incentive Plan (the “EIP”). Annual incentive compensation is paid partially in cash, and partially in restricted stock that also requires a stock ownership commitment, described in more detail below. The Company targets the combination of base salary and annual incentive to the 75th percentile of competitive practice versus peer companies when the Company’s earnings performance is at the 75th percentile versus the same group of peer companies.

        At the end of fiscal 2005, the Committee determined EIP incentive awards based upon corporate, business unit and individual performance. For each of the five most highly compensated executives, including the Chief Executive Officer, this incentive amount was limited to a maximum amount established under the EIP, and was adjusted downward from the maximum by the Compensation Committee according to a schedule determined by the Committee at the start of the year.

        In fiscal 2005, the schedule that established the year-end corporate performance rating was weighted 75 percent to the Company’s earnings-per-share performance and 25 percent to a series of earnings quality and strategic growth goals. Key earnings quality measurements included net sales growth, debt reduction, and delivered margin improvement. Strategic growth measurements included market share performance, new product performance, consumer preference, product nutrition improvement, and profit and volume targets in highly strategic parts of the business. The Committee assigned a corporate incentive rating of 1.26 for fiscal 2005, as compared to a 1.25 rating in fiscal 2004.

        Business unit ratings were based 75 percent on financial performance and 25 percent on the quality of this financial performance and progress against strategic growth priorities. Business unit financial performance was measured by earnings before interest and taxes, volume, productivity improvements and/or cost-per-case targets.

        Individual performance ratings were based upon each executive’s achievement of specific annual objectives such as financial and operating results, completion of major projects, the quality of business plans and strategies and progress in organizational and management development and diversity.

        For all executives, cash incentive awards were determined by multiplying their fiscal year base salary by a base incentive rate (a percentage of salary that increases with the level of responsibility), their individual performance rating and the corporate performance rating. For executives in operating units, the corporate rating was weighted with a business unit rating. The scale for corporate and business unit ratings ranged from 0 to 1.80, with superior performance resulting in ratings of 1.50 or higher. The scale for individual ratings ranged from 0 to 1.50. Executives were permitted to defer receipt of cash incentive awards earned under the EIP to a subsequent date. Cash incentive awards are included in the Summary Compensation Table on page 25 under the Bonus column.

        Under the EIP, a portion of the annual incentive is paid in restricted stock, which is equal to 30 percent of the cash EIP award for all executives. These awards can be adjusted up or down by 25 percent by the Compensation Committee, according to a schedule based on the corporate performance rating. To receive the restricted stock award, the executive must place on deposit with the Company personally owned shares of General Mills stock equal to the number of shares awarded as restricted stock. The restricted stock vests after four years, provided the owned shares remain on deposit with the Company for the entire four-year period. Restricted shares granted under the EIP are included in the Summary Compensation Table on page 25 under the Restricted Stock Award(s) column.

        Long-term Incentive.    General Mills provided executives with a long-term incentive compensation opportunity, in stock options and restricted stock, through the 2003 Stock Compensation Plan. In December 2004, stock awards with four-year cliff vesting were granted to approximately 2,500 executives and other managers and key contributors based upon their level of responsibility, ability to impact results and individual performance. The size of the awards can be adjusted up or down by 25 percent according to a schedule based upon the prior fiscal year’s corporate performance rating. There was no performance adjustment to the December 2004 stock grants. The Company will be moving the grant date for future stock grants from December to June to better align the timing of the grants with the conclusion of the fiscal year. The planned timing of the next stock grant will be in June 2006. Stock awards were increased by 10 percent in December 2004 to offset the timing delay for the next stock grant.

        The number of stock options and restricted shares granted to the Company’s executives, including the Chief Executive Officer, are periodically benchmarked against long-term incentive awards made by other large food and consumer products companies to their CEOs and other senior executives. Our grants are above the median when the Company’s performance warrants a 25 percent upward adjustment, and below the median when the Company’s performance leads to a 25 percent downward adjustment.

        The table on page 26 includes the options granted in December 2004 to the five named executive officers. Also, General Mills has periodically provided special stock option grants to all employees not receiving regular stock option grants. General Mills made such grants to eligible employees in fiscal years 1994, 1996, 2000 and 2002. These broad-based option awards are designed to expand employee stock ownership and provide further motivation throughout the Company to achieve corporate performance objectives. In special circumstances, we make limited special grants of restricted stock to certain key employees.

Stock Ownership Objectives

        For more than 15 years, the Company has made an effort to increase the stock ownership positions of the executive group as well as employees at all levels of the Company. For example, in the 1980s, the Company established a special plan that granted supplemental stock options tied to the participant’s open market purchase of General Mills shares, and another program that allowed certain employees to elect a special stock option grant in lieu of a merit increase to base salary. In 1990, the Company initiated a performance-based stock match in the 401(k) plan.

        Since 1991, the Company has established stock ownership guidelines for senior executives. Initially, the Company established a stock retention guideline with an ownership target based upon the number of shares actually held compared to the number of after-tax shares the executive had received from stock option exercises and vested restricted stock. In 1997, the Company set explicit ownership targets for the

Board and senior executives. These targets are 10 times salary for the Chief Executive Officer, five times salary for senior executives and three times salary for all other corporate officers. Members of the Board of Directors are expected to own stock equal to or greater than five times their annual retainer.

        Since 1998, stock ownership levels by executives and employees overall have grown significantly from under 2 percent to over 6 percent of total shares outstanding. We believe this tremendous increase in ownership by employees has helped to foster a performance-oriented culture and has contributed to the Company’s success over this period.

CEO Compensation and Performance

        The fiscal year 2005 compensation for Mr. Sanger, the Company’s Chief Executive Officer, consisted of base salary, annual incentive and long-term incentive. The Committee determined the level for each of these elements using methods consistent with those used for other senior executives. In determining Mr. Sanger’s 2005 individual incentive award and merit increase to base salary, the Committee evaluated his performance by soliciting written input from all non-employee directors of the Board, as well as considering the Company’s financial and operating performance for fiscal 2005. Central to this decision was an assessment of Mr. Sanger’s leadership, his ability to foster and maintain a strong, positive and high integrity culture, and his continued ability to develop and implement strategies to enhance shareholder value over the long-term. The Committee also considered Mr. Sanger’s personal performance against pre-established objectives in a number of additional areas, including growth, innovation, productivity improvement, new ventures, organizational development, diversity and customer and stockholder relations. The Committee reported on this evaluation to the non-employee directors of the Board.

        In December 2004, the Committee approved Mr. Sanger’s stock option grant of 412,500 stock options and 34,375 restricted shares. The value of the stock options and restricted shares awarded to Mr. Sanger is below the median of grants to CEOs in peer companies.

2005 Stock Compensation Plan

        At our 2005 annual meeting, stockholders will be asked to consider the proposed 2005 Stock Compensation Plan. The key features of the Plan are set out below:

1.	The key terms and provisions of the 2005 Stock Compensation Plan are identical to the 2003 Stock Compensation Plan, which was approved by stockholders two years ago with a 87 percent affirmative vote.
2.	The new stock plan, like the 2003 Plan, enables the Company to provide industry competitive long-term incentive opportunities while continuing to lower both our annual usage rate (or “run rate”) and stock overhang.
3.	The Company will continue its long-standing policy of opportunistically buying back shares on the open market to eliminate any additional dilution caused by shares issued under the new plan.
4.	Like the 2003 Plan, key features in the 2005 Stock Compensation Plan include:
a.	All employees are eligible to participate in the Plan.
b.	This is a two-year plan, with a 15 million share authorization.
c.	A blend of stock options and restricted stock will be offered under the Plan.
d.	Grants under the new plan will be linked to the Company’s performance. At target levels of performance, the Company’s stock run rate will be approximately 1.5 percent. In a year when the performance adjustment is applied, the run rate could be as low as 1.2 percent or as high as 1.9 percent. This represents a sharp decline from the Company’s share utilization prior to 2003.
5.	The Plan reflects the Company’s strong compensation and governance practices, including:
a.	Prohibiting stock option repricings, discounted stock options, reload stock options and loans.
b.	Limiting the number of shares authorized under the Plan to 15 million shares (there is no “evergreen” provision) and limiting the number of shares that can be issued as restricted stock to no more than 25 percent of shares authorized under the Plan.
c.	The Plan will be administered by the Compensation Committee, which is composed solely of independent, non-employee directors, and the Committee has engaged an independent executive compensation consultant to advise it on compensation matters.
d.	The Plan provides for four-year cliff vesting on all restricted stock and stock option grants. This provides for a strong retention incentive in an industry that is very competitive for top talent.

        The Company will cancel the remaining 2.8 million ungranted shares from the 2003 Plan upon approval of the 2005 Stock Compensation Plan.

Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code provides guidance on the deductibility of compensation paid to the Company’s five highest paid officers. The Company has taken the necessary actions to ensure the deductibility of payments under the Company’s annual and long-term performance incentive compensation plans. The Company also intends to take the actions necessary to maintain the future deductibility of payments and awards under these programs.

Conclusion

        The Committee is satisfied that the compensation and long-term incentive plans provided to the executives of the Company are structured and operated to foster a performance-oriented culture and create strong alignment with the long-term best interests of the Company and its stockholders and that compensation levels are reasonable in light of performance and industry practices.

SUBMITTED BY THE COMPENSATION COMMITTEE:

        Livio D. DeSimone, Chair
        Raymond V. Gilmartin
        Heidi G. Miller
        Michael D. Rose
        A. Michael Spence

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

		Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)		Restricted Stock Award(s) ($) (a)	Securities Underlying Options (#)	All Other Compensation ($) (b)

S. W. SANGER	2005	1,034,000		1,436,381		105,976	(c)	2,045,487	412,500	73,335
Chairman of the Board	2004	970,667		1,319,500		133,131	(c)	2,197,021	468,750	87,273
and Chief Executive	2003	875,500		1,625,147		104,306	(c)	609,411	500,000	110,226
Officer
S. R. DEMERITT (d)	2005	660,325		844,699		—		484,402	123,750	39,664
Vice Chairman	2004	622,717		633,615		—		730,436	140,625	47,614
	2003	585,934		797,602		—		299,072	150,000	59,449
J. A. LAWRENCE	2005	556,431		518,817		—		559,286	103,125	31,389
Executive Vice	2004	530,375		480,652		—		594,493	117,188	36,775
President, Chief Financial	2003	499,209		609,534		—		228,506	125,000	45,131
Officer and International
K. J. POWELL (e)	2005	442,917	(f)	653,845	(f)	574,558	(g)	571,534	103,125	15,421
Executive Vice President	2004	328,003		402,181		83,616	(g)	306,579	55,594	23,451
and Chief Operating	2003	290,642		305,208		314,627	(g)	114,417	60,300	38,280
Officer, U.S. Retail
R. G. DARCY	2005	413,225		348,062		—		346,633	61,875	23,544
Executive Vice	2004	397,417		324,143		—		367,442	70,313	25,840
President, Worldwide	2003	346,235		385,620		—		144,606	75,000	33,305
Operations and
Technology

(a)	The amounts in this column reflect the value of the restricted stock or restricted stock units awarded annually in June under the Executive Incentive Plan and in December under the 2003 Stock Compensation Plan. Restricted stock vests in full after four years and in the event of a change of control. The June award requires recipients to deposit with the Company one personally owned share of common stock for each share of restricted stock awarded. Vesting of this restricted stock is also subject to the participant’s shares remaining on deposit until the end of the restricted period. Regular dividends are paid on the restricted stock. At the end of fiscal 2005, the number and value of the aggregate restricted stockholdings for the named executive officers were:
S. W. Sanger	119,640	shares	$5,940,126
S. R. Demeritt	44,292		2,199,098
J. A. Lawrence	35,576		1,766,348
K. J. Powell	42,938		2,131,871
R. G. Darcy	21,773		1,081,030
(b)	The amounts represent the Company’s matching contributions to retirement savings plans (tax-qualified and supplemental) and the Company’s matching allocations to the Deferred Compensation Plan on behalf of the executive officers. Company contributions to these plans in fiscal 2005 were:
	Retirement Savings Plans	Deferred Compensation Plan

S. W. Sanger	$67,815	$5,520
S. R. Demeritt	39,664	—
J. A. Lawrence	31,389	—
K. J. Powell	15,421	—
R. G. Darcy	22,521	1,023

(c)	This amount represents perquisites used by Mr. Sanger, including $69,197 for the aggregate incremental cost for personal use of Company aircraft in fiscal 2005. Mr. Sanger’s personal use of Company aircraft was valued at $98,357 in fiscal 2004 and $74,727 in fiscal 2003. Amounts for fiscal 2004 and 2003 were reported and calculated in accordance with Internal Revenue Service guidelines for imputed income for personal use of Company aircraft.
(d)	Mr. Demeritt retired as a director and officer of the Company on June 15, 2005.
(e)	Mr. Powell became an Executive Vice President of the Company in August 2004. During the first two months of fiscal 2005 and all of fiscal 2004 and 2003, Mr. Powell was Chief Executive Officer of Cereal Partners Worldwide, our joint venture with Nestlé, S.A.
(f)	Includes salary and incentive paid for time worked at Cereal Partners Worldwide.
(g)	This amount represents reimbursements made to Mr. Powell for incremental taxes and living expenses resulting from his assignment to Cereal Partners Worldwide in Switzerland. The payments were made pursuant to a policy that applies to all employees on international assignment. Incremental tax payments made by the Company totaled $555,882 in fiscal 2005 and $153,475 in fiscal 2003. Factors such as time lags in tax determination, differences in taxable periods between jurisdictions and the availability of foreign tax credits or refunds result in significant differences in incremental tax payments from year to year.

OPTION GRANTS IN LAST FISCAL YEAR*

Name	Number of Securities Underlying Options Granted (#) (a)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/share)	Expiration Date	Grant Date Value ($) (b)

S. W. Sanger	412,500	9.08%	46.97	1/13/2015	3,432,000
S. R. Demeritt	123,750	2.72%	46.97	1/13/2015	1,029,600
J. A. Lawrence	103,125	2.27%	46.97	1/13/2015	858,000
K. J. Powell	103,125	2.27%	46.97	1/13/2015	858,000
R. G. Darcy	61,875	1.36%	46.97	1/13/2015	514,800

*	All options are granted at the fair market value of the common stock on the grant date and generally expire 10 years and one month from the grant date. All options become fully exercisable for a period of one year after a change of control. Options include the right to pay the exercise price in cash or previously acquired common stock and the right to have shares withheld by the Company to pay withholding tax obligations due upon exercise.
(a)	These stock option grants under the 2003 Stock Compensation Plan become exercisable in full on December 13, 2008.
(b)	We have used the Black-Scholes option-pricing model to provide a grant date present value of our option grants pursuant to SEC regulations. The following assumptions were used in the calculation: options will be held for seven years; dividends grow 10 percent annually; a risk-free interest rate of 4 percent; and expected price volatility of 21 percent. We have made no adjustments to reflect that these options are subject to forfeiture.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at 5/27/05 (#)		Value of Unexercised In-the-Money Options at 5/27/05 ($) (a)

			Exercisable	Unexercisable	Exercisable	Unexercisable

S. W. Sanger	649,622	15,787,094	3,101,465	2,025,060	42,363,671	5,787,320
S. R. Demeritt	71,775	1,459,532	812,632	608,645	10,337,757	1,742,795
J. A. Lawrence	—	—	653,353	504,523	8,355,581	1,436,630
K. J. Powell	36,794	839,589	462,442	296,789	6,499,230	832,788
R. G. Darcy	86,353	2,022,879	462,598	302,378	6,378,134	860,011

(a)	Value of unexercised options equals the fair market value of the shares underlying in-the-money options on May 27, 2005 ($49.645), less the exercise price, multiplied by the number of in-the-money options outstanding.

DEFINED BENEFIT RETIREMENT PLAN

Final Average Earnings (as defined)	10 Years of Service	15 Years of Service	20 Years of Service	25 Years of Service	30 or More Years of Service*

$300,000	$50,000	$75,000	$100,000	$125,000	$150,000
400,000	66,666	100,000	133,333	166,666	200,000
500,000	83,333	125,000	166,666	208,333	250,000
600,000	100,000	150,000	200,000	250,000	300,000
700,000	116,666	175,000	233,333	291,666	350,000
800,000	133,333	200,000	266,666	333,333	400,000
900,000	150,000	225,000	300,000	375,000	450,000
1,000,000	166,666	250,000	333,333	416,666	500,000
1,100,000	183,333	275,000	366,666	458,333	550,000
1,200,000	200,000	300,000	400,000	500,000	600,000
1,300,000	216,666	325,000	433,333	541,666	650,000
1,400,000	233,333	350,000	466,666	583,333	700,000
1,500,000	250,000	375,000	500,000	625,000	750,000
1,600,000	266,666	400,000	533,333	666,666	800,000
1,700,000	283,333	425,000	566,666	708,333	850,000
1,800,000	300,000	450,000	600,000	750,000	900,000
1,900,000	316,666	475,000	633,333	791,666	950,000
2,000,000	333,333	500,000	666,666	833,333	1,000,000
2,100,000	350,000	525,000	700,000	875,000	1,050,000
2,200,000	366,666	550,000	733,333	916,666	1,100,000
2,300,000	383,333	575,000	766,666	958,333	1,150,000
2,400,000	400,000	600,000	800,000	1,000,000	1,200,000
2,500,000	416,666	625,000	833,333	1,041,666	1,250,000
2,600,000	433,333	650,000	866,666	1,083,333	1,300,000
2,700,000	450,000	675,000	900,000	1,125,000	1,350,000
2,800,000	466,666	700,000	933,333	1,166,666	1,400,000
2,900,000	483,333	725,000	966,666	1,208,333	1,450,000
3,000,000	500,000	750,000	1,000,000	1,250,000	1,500,000
3,100,000	516,666	775,000	1,033,333	1,291,666	1,550,000

*No additional benefits accrue after 30 years of service.

        The preceding table sets forth the pension benefits payable under our tax-qualified Retirement Income Plan (the “General Mills Pension Plan”) and Supplemental Retirement Plan to the persons named in the Summary Compensation Table (see page 25), showing the estimated annual aggregate benefits payable at normal retirement (age 65) for various classifications of earnings and years of benefit service. Because federal law limits the benefits that may be paid from a tax-qualified retirement plan like the General Mills Pension Plan, the Supplemental Retirement Plan provides for the payment of additional amounts to certain executive officers (including the officers named in the Summary Compensation Table) so that they will receive, in the aggregate, the benefits they would have been entitled to receive had the General Mills Pension Plan not been subject to such maximum limitations. This table is based on the maximum benefit under the General Mills Pension Plan of 50 percent of Final Average Earnings for a participant with 30 years of benefit service. Final Average Earnings is the average of the employee’s five highest years’ remuneration. Such remuneration generally equals the salary and bonus reported in the Summary Compensation Table plus the value of restricted stock and stock units granted under the EIP that vest during a measurement period. Fifty percent of the participant’s projected Social Security benefit will be deducted from benefit amounts set forth in this table. The effects of integration with Social Security benefits have been excluded from the table because the amount of the reduction in benefits due to integration varies depending on the participant’s age at the time of retirement and changes in Social Security laws.

        The officers listed in the Summary Compensation Table are credited with the following full years of benefit service as of May 29, 2005 under the General Mills Pension Plan: S. W. Sanger, 31 years; S. R. Demeritt, 35 years; J. A. Lawrence, 6 years; K. J. Powell, 25 years; and R. G. Darcy, 17 years.

CHANGE OF CONTROL ARRANGEMENTS

        We have agreements with some of our executive officers providing for guaranteed severance payments equal to three times the annual compensation of the officer (salary plus cash incentive award) and continuation of health and similar benefits for a three-year period if the officer is terminated within two years after a change of control. These agreements also provide for a cash payment of the amount necessary to insure that the foregoing payments are not subject to reduction due to the imposition of excise taxes payable under Internal Revenue Code Section 4999 or any similar tax. We have two nominally funded trusts to provide for payments under our nonqualified deferred compensation plans, including the directors’ compensation plan, the EIP, the Deferred Compensation Plan, the management continuity agreements, the Supplemental Savings Plan and the Supplemental Retirement Plan. Full funding is required in the event of a change of control.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides certain information as of May 29, 2005 with respect to our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders(1)	46,221,530	$39.74	3,221,872
Equity compensation plans not approved by security holders(2)	20,717,099	$42.71	—

Total	66,938,629	$40.68	3,221,872

(1)	Includes stock options and stock units granted under the following stockholder-approved plans: 2003 Stock Compensation Plan, Executive Incentive Plan (the “EIP”) and 2001 Compensation Plan for Non-Employee Directors; and the following stockholder-approved plans which have been discontinued: 1990 Salary Replacement Stock Option Plan, Stock Option and Long-Term Incentive Plan of 1993, 1995 Salary Replacement Stock Option Plan, 1996 Compensation Plan for Non-Employee Directors and 1998 Senior Management Stock Plan. No awards may be granted under any of the discontinued plans. Column (a) includes 219,598 stock units issued under the foregoing plans that have vested and are now deferred under our Deferred Compensation Plan (described below) and our 2001 Compensation Plan for Non-Employee Directors pursuant to employee and director deferral elections. Weighted-average exercise prices identified in column (b) do not take into account stock unit grants. Column (c) does not include restricted stock units that may be awarded under the EIP. These amounts are tied to the amount of an executive’s incentive award, which is based on General Mills and individual performance. The EIP imposes a limit on the amount of an executive’s annual incentive award. We may award stock options, restricted stock, restricted stock units and shares of common stock under our 2003 Stock Compensation Plan, which had 2,889,872 shares available for grant on May 29, 2005. We may award stock options, restricted stock units and shares of common stock under our 2001 Compensation Plan for Non-Employee Directors, which had 332,000 shares available for grant on May 29, 2005.
(2)	Column (a) includes employee stock options granted to a broad group of employees in 1999 and 2002, as well as restricted stock units granted to employees, under our 1998 Employee Stock Plan, which was discontinued in September 2003. No future awards may be granted under our 1998 Employee Stock Plan. Column (a) also includes 94,472 stock units issued under our 1998 Employee Stock Plan that have vested and are now deferred under our Deferred Compensation Plan pursuant to employee deferral elections.

        On July 26, 2005, 63,114,941 shares of our common stock were issuable upon exercise of outstanding stock options (with a weighted-average exercise price of $40.84 per share and a weighted-average remaining contractual life of 5.43 years), and 2,406,935 shares of our common stock were issuable upon vesting of restricted stock units, issued under our equity compensation plans. On July 26, 2005, 448,271 vested stock units issued under our equity compensation plans were deferred under our Deferred Compensation Plan and our 2001 Compensation Plan for Non-Employee Directors pursuant to employee and director deferral elections. On July 26, 2005, a total of 2,753,699 shares remained available for grant under our 2003 Stock Compensation Plan and 332,000 shares remained available for grant under our 2001 Compensation Plan for Non-Employee Directors.

         Deferred Compensation Plan.    Our Deferred Compensation Plan was approved by the Compensation Committee and became effective on May 1, 1984. The Plan is a non-qualified compensation plan that provides for the deferral of cash incentives and restricted stock units issued under our stock plans. An employee can elect to defer up to 100 percent of annual incentive compensation and shares of common stock attributable to nonvested restricted stock units under our stock plans. Certain of our key and highly compensated management employees are eligible to participate in the Plan.

        A deferred account is established for each participant making an election to defer compensation whether based on cash or common stock. A participant’s deferred cash account is credited monthly with a rate of return based on the investment performance of participant-selected 401(k) Savings Plan funds for the prior month. Dividend equivalent amounts can be paid out to the employee or credited to an employee’s account to reflect dividends paid on our common stock, based on the number of stock units deferred and credited to an employee’s deferred account. We credit the deferred account of each participant in the Plan with an additional amount, or in the case of a stock unit account additional stock units, equal to the value of the employer matching contributions that we would have otherwise made to the participant’s 401(k) Savings Plan account if the employee had not deferred compensation under the Deferred Compensation Plan.

PROPOSAL NUMBER 3

ADOPTION OF THE 2005 STOCK COMPENSATION PLAN

        Stockholders are asked to vote to adopt the 2005 Stock Compensation Plan (the “2005 Plan”), which is a two-year plan, expiring December 31, 2007, that will provide stock compensation to employees based on General Mills’ performance and other factors. The following summary of major features of the 2005 Plan is subject to the specific provisions in the full text of the 2005 Plan attached as Appendix A to this proxy statement.

        The key features of the proposed 2005 Plan are as follows:

1.	The key terms and provisions of the 2005 Plan are identical to our 2003 Stock Compensation Plan (the “2003 Plan”), which was endorsed by proxy advisors Institutional Shareholders Services and Glass-Lewis, and was approved two years ago by stockholders with an 87 percent affirmative vote.
2.	The 2005 Plan enables us to provide industry competitive long-term incentive opportunities, while continuing to lower our stock usage rate (“run rate”*) and stock overhang.**
3.	We will continue our long-standing policy of opportunistically repurchasing shares of our common stock to eliminate any additional share dilution caused by the issuance of new shares from the 2005 Plan.
4.	Grants under the 2005 Plan will have a targeted annual stock run rate equal to 1.5 percent of total shares outstanding at standard grant levels. The actual annual run rate could be as low as 1.2 percent or as high as 1.9 percent per year, depending on our performance versus our consumer products peer group.
5.	We will continue to use a blend of performance-based stock options, restricted stock and restricted stock units for long-term incentive awards. We do not have a cash long-term incentive plan, as many of our peer companies do.
6.	Upon approval of the 2005 Plan, no further grants will be made under the 2003 Plan. Approximately 2.8 million ungranted shares under the 2003 Plan will be cancelled. All new stock grants will be made under the 2005 Plan.

7.	We will continue many compensation and governance best practices, such as no stock option repricings, no discounted stock options, no reload stock options, no loans and meaningful vesting requirements (minimum four years).

*	Run rate = shares granted as a percentage of total shares outstanding.
**	Stock overhang = shares granted not yet exercised + shares available to grant ÷ total shares outstanding at year-end + shares granted not yet exercised + shares available to grant.

Background on Stock Compensation at General Mills

        Since the late-1980’s, management has believed strongly that we would have a more performance-oriented culture, and would create greater stockholder value, if employee stock ownership levels were significant at all levels of General Mills. As a result of a number of highly innovative programs that were put in place to expand employee stock ownership and tie compensation more closely to our performance, employee stock ownership has increased from approximately 1.5 percent to over 6 percent of shares outstanding.

        While important to our performance and progress, the ownership development programs, coupled with our four-year cliff vesting schedule for stock grants, led to a stock overhang higher than average for the consumer products industry. As a result, action was taken through changes in stock programs and the introduction of the 2003 Plan to reduce the annual run rate from over 4 percent in 2001 to 1.6 percent in 2005. This caused stock overhang to decrease from over 20 percent in 2001 to slightly above 16 percent in 2005. Approximately four percentage points of the overhang relates directly to legacy stock ownership programs.

        Share usage from stock plans has not translated into stockholder dilution, because we have a long-standing practice of buying back our shares in excess of compensation shares issued. This stock buyback strategy has been executed opportunistically with shares repurchased when we believe them to be undervalued. During the 15 year period from 1991 through 2005, we repurchased 109 million shares, while issuing 63 million shares under our compensation programs. We plan to continue to opportunistically purchase a sufficient number of shares to more than offset shares issued under the proposed 2005 Plan.

        Under the proposed 2005 Plan, the Compensation Committee and our management intend to contain share usage to current levels. This will further reduce stock overhang, while keeping compensation levels competitive with our industry peers.

        We believe strongly that our innovative stock compensation programs and emphasis on employee stock ownership have been integral to our success in the past and will be important to our ability to achieve consistently superior performance in the years ahead. Therefore, the approval of the proposed 2005 Plan is vital to our ability to achieve our future growth goals.

Purpose of the 2005 Plan

        The 2005 Plan will allow us, under the supervision of the Compensation Committee, to make grants of stock options, restricted stock and restricted stock units to employees through December 31, 2007, when the 2005 Plan expires. The purpose of these stock awards is to attract and retain competitively superior people, further align employee and stockholder interests, closely link employee compensation with our performance, and maintain high levels of employee stock ownership. The 2005 Plan provides an essential component of the total compensation package offered to key employees and reflects the importance placed on motivating and rewarding superior results with long-term incentives.

Key Terms

        The 2005 Plan is designed to reflect prevailing corporate governance and executive compensation best practices. The following is a summary of its key provisions:

Plan Term:	September 26, 2005 — December 31, 2007
Eligible Participants:	Employees selected by the Compensation Committee (typically managers and above)
Shares Authorized:	15,000,000 shares of our common stock
Shares Authorized as a Percent of Outstanding Common Stock:	4 percent
Award Types:	(1) Non-qualified stock options with a term no longer than 10 years and one month; (2) Restricted stock; and (3) Restricted stock units
Share Limits Per Person:	Stock options, restricted stock and restricted stock units covering no more than 10 percent of authorized shares under the 2005 Plan may be issued to any single participant over the life of the 2005 Plan
Restricted Stock Authorized:	Maximum of 25 percent of total authorized shares under the 2005 Plan may be issued under restricted stock awards and restricted stock unit awards
Vesting:	Determined by Compensation Committee, but not less than four years
Deposits:	The Compensation Committee may require deposits of common stock owned by the participant as a condition to restricted stock and restricted stock unit awards under the 2005 Plan
Not Permitted:	(1) To increase number of shares authorized under the 2005 Plan;
(2)  To grant stock options at a price below fair market value;
(3)  To authorize repricing of stock options;
(4)  To change per person share limit; or
(5) To reuse shares tendered for stock option exercises or the payment of taxes

Eligibility

        Only employees of General Mills and its subsidiaries and affiliates are eligible to receive awards under the 2005 Plan. The Compensation Committee will determine which employees will be participants in the 2005 Plan. It is intended that the primary recipients of awards under the 2005 Plan will be our officers, other key employees and managers. As of May 29, 2005, there were approximately 27,800 full- and part-time employees of General Mills and its subsidiaries, of which approximately 2,500 were officers, other key employees and managers.

Awards

        Awards under the 2005 Plan will be either performance-based and designed to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or discretionary. Subject to the 2005 Plan limits, the Committee has the discretionary authority to determine the size of an award, and if it will be tied to meeting performance-based requirements. The size of the awards made under the 2005 Plan (stock options, restricted stock and restricted stock units) will be directly impacted by our performance for the preceding fiscal year.

Adjustments

        In the event of a stock dividend, recapitalization, stock split, reorganization, merger, spin-off, repurchase or exchange of our common stock or similar event affecting our common stock, the Compensation Committee may, in its discretion, adjust the number and kind of shares granted under the 2005 Plan, the number and kind of shares subject to outstanding stock options, restricted stock and restricted stock unit awards and the exercise price of outstanding stock options.

Exercise of Stock Options

        The exercise price of stock options granted under the 2005 Plan may not be less than the fair market value of our common stock on the date of grant, and the option term may not be longer than 10 years and one month. The Compensation Committee will determine at the time of grant when each stock option becomes exercisable, provided that no stock option may be exercised less than four years from the date of grant. Payment of the exercise price of a stock option may be in cash, common stock owned by the participant or by a combination of cash and common stock. We may require, prior to issuing common stock under the 2005 Plan, that the participant remit an amount in cash or common stock sufficient to satisfy tax withholding requirements.

Vesting of Restricted Stock

        Awards of restricted stock and restricted stock units vest, and the related restrictions lapse, at the conclusion of a specified period of continuous employment with us. This period shall be a minimum of four years.

Transferability

        Stock options, restricted stock and restricted stock units granted under the 2005 Plan are transferable only as provided by the rules of the Compensation Committee, by the participant’s last will and testament, and by the applicable laws of descent and distribution. Restricted stock and restricted stock units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until the applicable restrictions lapse.

Change of Control

        Stock options become fully exercisable, and restricted stock and restricted stock units become fully vested, upon the occurrence of a change of control as defined in the 2005 Plan.

Termination, Death and Retirement

        Subject to certain exceptions, stock options will expire three months after the termination of a participant’s employment. If a participant dies while employed by us, outstanding stock options shall fully vest, and may be exercised by the person designated in the participant’s will or in the absence of such designation, by the participant’s estate. Unless otherwise provided by the Compensation Committee at the time of grant, if a participant retires on or after age 55, the participant may thereafter exercise stock options according to their original terms.

        Restricted stock and restricted stock units will be forfeited to us if they are not vested when the participant terminates employment. If a participant dies while employed by us, restricted stock and restricted stock units shall fully vest. Unless otherwise provided by the Compensation Committee at the time of grant, if a participant retires on or after age 55, restricted stock and restricted stock units shall fully vest.

Administration

        The 2005 Plan will be administered by the Compensation Committee. The Compensation Committee will select employees who shall receive awards, determine the number of shares covered thereby, and establish the terms, conditions and other provisions of the awards. The Compensation Committee may interpret the 2005 Plan and establish, amend and rescind any rules relating to the 2005 Plan. The Compensation Committee may delegate all or part of its responsibilities to anyone it selects.

Amendments

        Subject to approval of the Board of Directors, where required, the Compensation Committee may terminate, amend or suspend the 2005 Plan, provided that no action may be taken by the Compensation Committee or the Board of Directors (except those described earlier in the “Adjustments” section) without the approval of the stockholders to:

(1)	Increase the number of shares that may be issued under the 2005 Plan;
(2)	Permit granting of stock options at less than fair market value;
(3)	Permit the repricing of outstanding stock options; or
(4)	Amend the maximum shares that may be granted as awards to any participant.

Tax Consequences

        Stock option grants under the 2005 Plan are non-qualified stock options governed by Section 83 of the Code. Generally, no federal income tax is payable by a participant upon the grant of a stock option and no deduction is taken by us. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will be taxed on the difference between the fair market value of the common stock on the exercise date and the option price. We will be entitled to a corresponding deduction on our income tax return.

        Awards of restricted stock and restricted stock units under the 2005 Plan generally are not subject to Federal income tax when awarded. Restricted stock is generally subject to ordinary income tax at the time the restrictions lapse, unless the recipient properly elects to accelerate tax recognition. Restricted stock units are generally subject to ordinary income tax at the time of payment. In both cases, the Company is entitled to a corresponding deduction at the time the employee recognizes ordinary income.

Other Information

        For a discussion of our executive compensation policy, refer to “Report of the Compensation Committee on Executive Compensation” on page 20 of this proxy statement.

        The Board of Directors unanimously recommends a vote FOR adoption of the 2005 Stock Compensation Plan.

PROPOSAL NUMBER 4

STOCKHOLDER PROPOSAL REGARDING SALE OF GENERAL MILLS

        We expect the following proposal to be presented by a stockholder at the annual meeting. We will provide our stockholders with name, address and share holdings information for the proponent promptly upon receipt of an oral or written request. In accordance with SEC regulations, the text of the stockholder proposal is printed verbatim below.

        The shareholders recommend General Mills hire an investment bank to explore the sale of the company. Reasons:

        The gold standard test of investment return is purchasing power with respect to the most sought after goods and services. In recent years General Mills share values failed that test. I believe such will continue to be the case into the foreseeable future.

        Since 1999 General Mills share price increased about 21%. On January 1, 1999 General Mills share price was $38.88 The closing price on September 17, 2004 when this proposal was completed was $47.23.

        Over the same period the share’s purchasing power value plummeted with respect to some of the most sought after consumer desirables, e.g., a Harvard undergraduate education, and homeownership.

        Contrast General Mills share price history in the 1999 to 2004 period with Harvard’s undergraduate tuition which rose approximately 24.5% from $21,342 to $27,448. Purchasing power-wise General Mills shares also declined significantly with respect to homeownership. According to the National Association of Realtors the median home prices from 1999-2004 surged as follows: San Diego-105%, New York/New Jersey/Connecticut metro region-88%, Miami-87%, Los Angeles-84%, Washington (DC)-66%. The national median home price rose 32% over that period.

        The driving forces for such severely escalating prices are the broadly negative economic effects of feminist careerism, ever increasing numbers of single head of households, and very high levels of legal and illegal immigration. Just Economics 101 supply and demand theory: Too much consumer demand chasing such scarce commodities like private education and homeownership.

        In my opinion General Mills future share performance will not create sufficient purchasing power to keep up with the expected persistent escalation of such costs.

        I believe the sale of company is the best way for shareholders to recover the highest value of their invested capital. I believe buyers would pay a significant premium over current market value because of the value of the General Mills name, well established branded products, physical plant and land assets, working capital, and the company’s very successful domestic and global marketing network.

        The Board of Directors unanimously recommends a vote AGAINST the proposal for the following reasons:

        Our Board of Directors is firmly committed to extending our record of delivering superior returns to stockholders. The total investment return we deliver to our stockholders is composed of growth in our stock price (price appreciation) and the cash dividends paid on each common share. General Mills and its predecessor firm have paid stockholder dividends without interruption or reduction for 107 years.

        Over the long-term, and over the 1999 to 2004 time period discussed in this proposal, our stock has generated total investor returns that have significantly outpaced the inflation in costs for goods and services. Returns to our stockholders also have outpaced the broader stock market’s performance.

•	From January 1, 1999 to September 30, 2004, the total investment return to our stockholders, including the reinvestment of quarterly cash dividends, was 34 percent. Over the same period of time, prices for goods and services in the United States as measured by the Consumer Price Index (CPI) rose 15 percent.
•	From January 1, 1999 through the end of our latest fiscal year, in May 2005, the total return to our stockholders, including reinvestment of dividends, was 51 percent. Over this same period of time, the broader stock market, as measured by the S&P 500 Index, generated a 7 percent return to investors.

        Our Board of Directors will continue to pursue strategies that it believes will best achieve its objective of further increasing the value of General Mills for all stockholders. In this regard, the Board does not believe that a sale of the Company, as is advocated by the proposal, is the best means of maximizing value for stockholders.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Who is entitled to vote?
A:	Record holders of General Mills common stock at the close of business on July 28, 2005 may vote at the meeting. On July 28, 2005, 363,170,742 shares of common stock were outstanding and eligible to vote. The shares of common stock in our treasury on that date will not be voted.

Q:	How do I vote?
A:	If you are a stockholder of record or hold stock through the General Mills 401(k) Savings Plan, you may vote using any of the following methods:

•	Via the Internet, by going to the website www.proxyvote.com and following the instructions for Internet voting on the proxy card;

•	If you reside in the United States or Canada, by dialing 800-690-6903 and following the instructions for telephone voting on the proxy card;

•	By completing and mailing your proxy card; or

•	By casting your vote in person at the meeting.

Telephone and Internet voting facilities for stockholders of record will close at noon EDT on Sunday, September 25, 2005.

If you return your signed proxy card or use Internet or telephone voting before the annual meeting, we will vote your shares as you direct. You have three choices on each matter to be voted upon. For the election of directors, you may vote for (i) all of the nominees, (ii) none of the nominees or (iii) all of the nominees except those you designate. See Proposal Number 1 on page 8 of this proxy statement. For the other items, you may vote (or abstain) by choosing FOR, AGAINST or ABSTAIN.

If you are a stockholder of record and do not specify on your returned proxy card or through Internet or telephone prompts how you want to vote your shares, we will vote them FOR the election of all director nominees, FOR ratification of KPMG LLP as our independent registered public accounting firm, FOR adoption of the 2005 Stock Compensation Plan and AGAINST the stockholder proposal regarding the sale of General Mills.

If your shares are held in a brokerage account in your broker’s name (“street name”), you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, if your broker allows, submit voting instructions by telephone or via the Internet. If you provide specific voting instructions by mail, telephone or the Internet, your broker or nominee will vote your shares as you have directed.

Ballots will be passed out during the meeting to anyone who wants to vote in person at the meeting. If you hold your shares in street name, you must request a legal proxy from your broker or nominee to vote in person at the meeting.

Q:	What if I change my mind after I vote my shares?
A:	You can revoke your proxy at any time before it is voted at the meeting by:

•	Sending written notice of revocation to the Corporate Secretary;

•	Submitting a properly signed proxy with a later date;

•	Voting by telephone or via the Internet at a time following your prior telephone or Internet vote; or

•	Voting in person at the annual meeting.

You also may be represented by another person at the meeting by executing a proper proxy designating that person.

Q:	How will my Dividend Reinvestment Plan and General Mills 401(k) Savings Plan shares be voted?
A:	We have added the shares of common stock held by participants in our Dividend Reinvestment Plan (including shares acquired through employee payroll deductions) to the participants’ other holdings shown on their proxy cards. If a stockholder has common stock in the General Mills 401(k) Savings Plan, the proxy also serves as voting instructions to the plan trustee. The plan trustee, Mellon Trust of New England, N.A., will vote allocated shares of common stock for which it has not received direction, as well as shares not allocated to individual participant accounts, in the same proportion as directed shares are voted.

Q:	What does it mean if I receive more than one proxy card?
A:	It means you have multiple accounts at the transfer agent and/or with banks or stockbrokers. Please vote all of your shares.

Q:	What will happen if I do not vote my shares?
A:	If you do not submit a properly executed proxy card, your shares will not be voted. If your shares are held in street name, your brokerage firm may vote your shares on those proposals where it has discretion to vote.

Q:	How many shares must be present to hold the meeting?
A:	At least one-half of General Mills’ outstanding common shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. We will count your shares as present at the meeting if you:

•	Are present and vote in person at the meeting; or

•	Have properly submitted a proxy card or voted over the telephone or the Internet on a timely basis.

Q:	How many votes are needed to approve each item?
A:	The vote of a plurality of the shares of common stock present or represented and entitled to vote at the meeting is required for election of a director. This means that, since stockholders will be electing 12 directors, the 12 nominees receiving the most votes will be elected. Ratification of the appointment of our independent registered public accounting firm and approval of any properly presented stockholder proposals require the affirmative vote of a majority of shares entitled to vote and represented at the meeting in person or by proxy. Adoption of the 2005 Stock Compensation Plan requires the affirmative vote of a majority of shares entitled to vote and represented at the meeting in person or by proxy, provided that the total number of shares that vote on the proposal represents a majority of the shares outstanding on the record date.

Q:	How will voting on any other business be conducted?
A:	We do not know of any business to be considered at the 2005 Annual Meeting of Stockholders other than the proposals described in this proxy statement. If any other business is presented at the annual meeting, your signed proxy card gives authority to Stephen W. Sanger and Kendall J. Powell to vote on such matters in their discretion.

Q:	How are the votes counted?
A:	You are entitled to cast one vote for each share of common stock you own, and there is no cumulative voting. Although abstentions and proxies that withhold authority to vote on the election of directors are counted as present or represented at the meeting for purposes of determining whether there is a quorum under our By-laws, they are treated as shares not voted on a specific proposal.

If you hold your shares in street name and do not provide voting instructions to your broker, your broker will not vote your shares on any proposal on which your broker does not have discretionary authority to vote. In this situation, a broker non-vote occurs. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum but will not be considered entitled to vote on the proposal in question. New York Stock Exchange rules permit brokers discretionary authority to vote on Proposal Number 1 and Proposal Number 2 at the annual meeting, if they do not receive instructions from the street name holder of the shares. As a result, if you do not vote shares that are held for you in street name, your broker has authority to vote on your behalf with regard to Proposal Number 1 and Proposal Number 2. We have a policy of confidential voting that applies to all stockholders, including our employee-stockholders; ADP Investor Communication Services, Inc. will tabulate the votes received.

Q:	Where do I find the voting results of the meeting?
A:	We will publish the voting results in our Form 10-Q for the second quarter of fiscal 2006, which we will file with the SEC in January 2006. You can also go to our website at www.generalmills.com.

Q:	How do I submit a stockholder proposal?
A:	If you wish to submit a proposal for inclusion in our next proxy statement, we must receive the proposal on or before April 13, 2006. Please address your proposal to: Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440.

Under our By-laws, if you wish to nominate a director or bring other business before the stockholders at our 2006 annual meeting without including your proposal in our proxy statement:

•	You must notify the Corporate Secretary of General Mills in writing between May 29, 2006 and June 28, 2006; and

•	Your notice must contain the specific information required in our By-laws.

Please note that these two requirements relate only to matters you wish to bring before the stockholders at an annual meeting. They do not apply to proposals that you wish to have included in our proxy statement.

If you would like a copy of our By-laws, we will send you one without charge. Please write to the Corporate Secretary of General Mills at the address shown above.

OTHER BUSINESS

        We do not know of any other matters to be presented at the 2005 annual meeting. If any other matter is properly presented for a vote at the 2005 annual meeting, your shares will be voted by the holders of the proxies using their best judgment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based on a review of reports filed with the SEC by our directors and executive officers regarding their ownership of and transactions in our common stock and written representations from those officers and directors, we believe that each officer and director has filed timely reports under Section 16(a) of the Securities Exchange Act of 1934 during fiscal 2005.

COSTS OF SOLICITATION

        We pay for preparing, printing and mailing this proxy statement. We have engaged Georgeson Shareholder Communications Inc. to help us solicit proxies from stockholders for a fee of $15,000, plus reimbursement of out-of-pocket expenses. Our directors, officers and regular employees may, without additional compensation, solicit proxies personally or by e-mail, telephone, fax or special letter. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

DELIVERY AND VIEWING OF PROXY MATERIALS

        Delivery of Proxy Materials.    SEC rules allow us to deliver a single copy of an annual report and proxy statement to any household at which two or more stockholders reside, if we believe the stockholders are members of the same family. This rule benefits both you and us. We believe it eliminates irritating duplicate mailings that stockholders living at the same address receive, and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus and information statements.

        Your household may have received a single set of proxy materials this year. If you would like to receive another copy of this year’s proxy materials, please write to Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440, or call us at 800-245-5703. If you prefer to receive your own copy of proxy and other materials in the future, please write to ADP-ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 800-542-1061. Each stockholder will continue to receive a separate proxy card or voting instruction card.

        If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Since not all brokers and nominees offer stockholders the opportunity to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings from your broker to your household.

        Viewing of Proxy Materials Via the Internet.    We are able to distribute our Annual Report and this proxy statement to our stockholders in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a stockholder’s address and eliminates the cost of sending these documents by mail. Stockholders may elect to view all future annual reports and proxy statements on the Internet instead of receiving them by mail. You may make this election when voting your proxy this year. Simply follow the instructions to vote via the Internet or go directly to www.icsdelivery.com/gis to register your consent. Your election to view proxy materials online is perpetual unless you revoke it later. Future proxy cards will contain the Internet website address and instructions to view the materials. You will continue to have the option to vote your shares by telephone, mail or via the Internet. Certain employee stockholders who have valid work e-mail addresses will not receive a proxy card in the mail but may vote by telephone or via the Internet.

ANNUAL REPORT

        Our 2005 Annual Report to Stockholders, which includes our consolidated financial statements for the fiscal year ended May 29, 2005, was mailed to all stockholders entitled to vote at the annual meeting. If you have not received the Annual Report, please call 800-245-5703, and a copy will be sent to you without charge. You may also request a free copy by writing to the Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440.

YOUR VOTE IS IMPORTANT!

        Please vote by phone, via the Internet or sign and promptly return your proxy card in the enclosed envelope.

APPENDIX A
GENERAL MILLS, INC.
2005 STOCK COMPENSATION PLAN

1.	PURPOSE OF THE PLAN
The purpose of the General Mills, Inc. 2005 Stock Compensation Plan (the “Plan”) is to attract and retain able individuals by rewarding employees of General Mills, Inc., its subsidiaries and affiliates (defined as entities in which General Mills, Inc. has a significant equity or other interest) (collectively, the “Company”) and to align the interests of employees with those of the stockholders of the Company.
2.	EFFECTIVE DATE AND DURATION OF PLAN
This Plan shall become effective as of September 26, 2005, subject to the approval of the stockholders of the Company at the Annual Meeting on September 26, 2005. Awards may be made under the Plan until December 31, 2007.
3.	ELIGIBLE PERSONS
Only persons who are employees of the Company shall be eligible to receive grants of Stock Options, Restricted Stock or Restricted Stock Units (each defined below) and become “Participants” under the Plan. The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall exercise the discretionary power to determine from time to time the employees of the Company who are eligible to participate in this Plan.
4.	AWARD TYPES
(a)	Stock Option Awards. Under this Plan, the Committee may award Participants options (“Stock Options”) to purchase common stock of the Company ($.10 par value) (“Common Stock”). The grant of a Stock Option entitles the Participant to purchase shares of Common Stock at an “Exercise Price” established by the Committee.
(b)	Stock Option Exercise Price. The Exercise Price for each share of Common Stock issuable under a Stock Option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant, and may exceed the Fair Market Value on the grant date, at the Committee’s discretion. “Fair Market Value” shall equal the average of the intraday high and low price of the national market composite price of the Company’s Common Stock on the applicable date.
(c)	Restricted Stock Awards. The Committee may also grant Participants shares of Common Stock or the right to receive shares of Common Stock subject to certain restrictions (“Restricted Stock” or “Restricted Stock Units”) (Stock Options, Restricted Stock and Restricted Stock Units are sometimes referred to as “Awards”).
5.	COMMON STOCK SUBJECT TO THE PLAN
(a)	Maximum Shares Available for Delivery. Subject to Section 5(c), the maximum number of shares of Common Stock available for issuance to Participants under the Plan shall be 15,000,000. The Company will repurchase a number of shares of Common Stock at least equal to the number of shares of Common Stock issued under this Plan.

In addition, any Common Stock covered by a Stock Option granted under the Plan which is forfeited prior to the end of the vesting period shall be deemed not to be delivered for purposes of determining the maximum number of shares of Common Stock available for grants under the Plan. If (i) any Stock Option that is exercised through the delivery of Common Stock in satisfaction of the exercise price, and (ii) withholding tax requirements arising upon exercise of any Stock Option are satisfied through the withholding of Common Stock otherwise deliverable in connection with such exercise, the full number of shares of Common Stock underlying any such Stock Option that is exercised shall count against the maximum number of shares available for grants under the Plan.

Upon forfeiture or termination of Restricted Stock or Restricted Stock Units prior to vesting, the shares of Common Stock subject thereto shall again be available for Awards under the Plan.
(b)	Individual Share Limits. The number of shares of Common Stock subject to Stock Options or available for Restricted Stock or Restricted Stock Unit Awards granted under the Plan to any single Participant over the duration of the Plan shall not exceed 10% of the original number of shares available under the Plan.
(c)	Adjustments for Corporate Transactions. The Committee may determine that a corporate transaction has occurred affecting the Common Stock such that an adjustment or adjustments to outstanding Awards is required to preserve (or prevent enlargement of) the benefits or potential benefits intended at the time of grant. For this purpose a corporate transaction includes, but is not limited to, any dividend or other distribution (whether in the form of cash, Common Stock, securities of a subsidiary of the Company, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction. In the event of such a corporate transaction, the Committee may, in such manner as the Committee deems equitable, adjust (i) the number and kind of shares which may be awarded under the Plan both individually and in the aggregate; (ii) the number and kind of shares subject to outstanding Awards; and (iii) the exercise price of outstanding Stock Options.
(d)	Limits on Distribution. Distribution of shares of Common Stock or other amounts under the Plan shall be subject to the following:
(i)	The total number of shares of Common Stock that shall be available for Restricted Stock and Restricted Stock Unit Awards under the Plan shall be limited to 25% of the total shares authorized for Awards hereunder.
(ii)	Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.
(iii)	To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Common Stock or Restricted Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.
(e)	Stock Deposit Requirements and other Restrictions. The Committee, in its discretion, may require as a condition to the grant of Awards, the deposit of Common Stock owned by the Participant receiving such grant, and the forfeiture of such grants, if such deposit is not made or maintained during the required holding period. Such shares of deposited Common Stock may not be otherwise sold or disposed of during the applicable holding period or restricted period. The Committee may also determine whether any shares issued upon exercise of a Stock Option shall be restricted in any manner.

6.	STOCK OPTION TERM AND TYPE
(a)	General. Stock Options granted under the Plan shall be Non-Qualified Stock Options governed by Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”). The term of any Stock Option granted under the Plan shall be determined by the Committee, provided that the term of a Stock Option shall not exceed 10 years and one month.
(b)	No Reload Rights. Stock Options granted under this Plan shall not contain any provision entitling the optionee to the automatic grant of additional options in connection with any exercise of the original option.
(c)	No Repricing. Subject to Section 5(c), outstanding Stock Options granted under this Plan shall under no circumstances be repriced.
7.	GRANT, EXERCISE AND VESTING OF STOCK OPTIONS
(a)	Grant. Subject to the limits otherwise imposed by the terms of this Plan, the Committee has discretionary authority to determine the size of a Stock Option grant, which may be tied to meeting performance-based requirements.
(b)	Exercise. Except as provided in Sections 11 and 12 (Change of Control and Termination of Employment), each Stock Option may be exercised only in accordance with the terms and conditions of the Stock Option grant and during the periods as may be established by the Committee. A Participant exercising a Stock Option shall give notice to the Company of such exercise and of the number of shares elected to be purchased prior to 4:30 P.M. CST/CDT on the day of exercise, which must be a business day at the executive offices of the Company.
(c)	Vesting. Stock Options shall not be exercisable unless vested. Subject to Sections 11 and 12 Stock Options shall be fully vested only after four years of the Participant’s continued employment with the Company following the date of the Stock Option grant.
(d)	Payment. The Exercise Price shall be paid to the Company at the time of such exercise, subject to any applicable rule or regulation adopted by the Committee:
(i)	in cash (including check, draft, money order or wire transfer made payable to the order of the Company);
(ii)	through the tender of shares of Common Stock owned by the Participant (by either actual delivery or attestation); or
(iii)	by a combination of (i) and (ii) above.
For determining the amount of the payment, Common Stock delivered pursuant to (ii) or (iii) shall have a value equal to the Fair Market Value of the Common Stock on the date of exercise.
8.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS
Restricted Stock and Restricted Stock Units may be awarded on either a discretionary or performance-based method.
(a)	Discretionary Awards. With respect to discretionary Awards of Restricted Stock and Restricted Stock Units, the Committee shall
(i)	Select Participants to whom Awards will be made;
(ii)	Determine the number of shares of Restricted Stock or the number of Restricted Stock Units to be awarded to a Participant;

(iii)	Determine the length of the restricted period, which shall be no less than four years;
(iv)	Determine the purchase price, if any, to be paid by the Participant for Restricted Stock or Restricted Stock Units; and
(v)	Determine any restrictions other than those set forth in this Section 8.
(b)	Performance-Based Awards. With respect to Awards of performance-based Restricted Stock and Restricted Stock Units, the intent is to grant such Awards so as to satisfy the requirements for “qualified performance-based compensation” under Internal Revenue Code section 162(m). Performance-based Awards are subject to the following:
(i)	The Committee has exclusive authority to determine which Participants may be awarded performance-based Restricted Stock and Restricted Stock Units.
(ii)	In order for any Participant to be awarded Restricted Stock or Restricted Stock Units for a Performance Period (defined below), the net earnings from continuing operations excluding items identified and disclosed by the Company as non-recurring or special costs and after taxes (“Net Earnings”) of the Company for such Performance Period must be greater than zero.
(iii)	At the end of the Performance Period, if the Committee determines that the requirement of Section 8(b)(ii) has been met, each Participant eligible for a performance-based Award shall be deemed to have earned an Award equal in value to the Maximum Amount, or such lesser amount as the Committee shall determine in its discretion to be appropriate. The Committee may base this determination of grant size on performance-based criteria. For purposes of computing the value of Awards, each Restricted Stock or Restricted Stock Unit shall be deemed to have a value equivalent to the Fair Market Value of one share of Common Stock on the date the Award is granted.
(iv)	In addition to the limitation on the number of shares of Common Stock available for Awards under section 5(b) hereof, in no event shall the total value of the performance-based Restricted Stock or Restricted Stock Unit Award granted to any Participant for any one Performance Period exceed 0.5% of the Company’s Net Earnings for that Performance Period (such amount is the “Maximum Amount”).
(v)	The Committee shall determine the length of the restricted period which, subject to Sections 11 and 12, shall be no less than four years.
(vi)	“Performance Period” means a fiscal year of the Company, or such other period as the Committee may from time to time establish.
Subject to the restrictions set forth in this Section 8, each Participant who receives Restricted Stock shall have all rights as a stockholder with respect to such shares, including the right to vote the shares and receive dividends and other distributions.
Each Participant who receives Restricted Stock Units shall be eligible to receive, at the expiration of the applicable restricted period, one share of Common Stock for each Restricted Stock Unit awarded, and the Company shall issue to each such Participant that number of shares of Common Stock. Participants who receive Restricted Stock Units shall have no rights as stockholders with respect to such Restricted Stock Units until such time as share certificates for Common Stock are issued to the Participants; provided, however, that quarterly during the applicable restricted period for all Restricted Stock Units awarded hereunder, the Company shall pay to each such Participant an amount equal to the sum of all dividends and other distributions paid by the Company during the prior quarter on that equivalent number of shares of Common Stock.

The Committee may in its discretion permit a Participant to defer receipt of any Common Stock issuable upon the lapse of any restriction of Restricted Stock or Restricted Stock Units, subject to such rules and procedures as it may establish. In particular, the Committee shall establish rules relating to such deferrals intended to comply with the requirements of Internal Revenue Code §409A, including without limitation, the time when a deferral election can be made, the period of the deferral, and the events that would result in payment of the deferred amount.
9.	TRANSFERABILITY OF AWARDS
Except as otherwise provided by rules of the Committee, no Stock Options shall be transferable by a Participant otherwise than (i) by the Participant’s last will and testament or (ii) by the applicable laws of descent and distribution, and such Stock Options shall be exercised during the Participant’s lifetime only by the Participant or his or her guardian or legal representative. Except as otherwise provided in Section 8, no shares of Restricted Stock and no Restricted Stock Units shall be sold, exchanged, transferred, pledged or otherwise disposed of during the restricted period.
10.	TAXES
Whenever the Company issues Common Stock under the Plan, the Company may require the recipient to remit to the Company an amount sufficient to satisfy any Federal, state or local tax withholding requirements prior to the delivery of such Common Stock, or the Company may in its discretion withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements.
11.	CHANGE OF CONTROL
Each outstanding Stock Option shall become immediately and fully exercisable for a period of one (1) year following the date of the following occurrences, each constituting a “Change of Control”:
(a)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act), (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of voting securities of the Company where such acquisition causes such Person to own 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Voting Securities; or
(b)	Individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c)	The approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”) or, if consummation of such Business Combination is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
After such one (1) year period the normal Stock Option exercise provisions of the Plan shall govern. Notwithstanding any other provision of the Plan, but subject to Section 6, in the event a Participant’s employment with the Company is terminated within two (2) years of any of the events specified in (a), (b), (c) or (d), all outstanding Stock Options of such Participant at that date of termination shall be exercisable for a period of six (6) months beginning on the date of termination.
With respect to Stock Option grants outstanding as of the date of any such Change of Control which require the deposit of owned Common Stock as a condition to obtaining rights, the deposit requirement shall be terminated as of the date of the Change of Control.
In the event of a Change of Control, a Participant shall vest in all shares of Restricted Stock and Restricted Stock Units, effective as of the date of such Change of Control.
12.	TERMINATION OF EMPLOYMENT
(a)	Resignation or Termination for Cause. If the Participant’s employment by the Company is terminated by either
(i)	the voluntary resignation of the Participant, or
(ii)	a Company discharge due to Participant’s illegal activities, poor work performance, misconduct or violation of the Company’s Code of Conduct, policies or practices,

then Participant’s Stock Options shall terminate three months after such termination (but in no event beyond the original full term of the Stock Options) and no Stock Options shall become exercisable after such termination, and all shares of Restricted Stock and Restricted Stock Units which are subject to restriction on the date of termination shall be forfeited.
(b)	Other Termination. If the Participant’s employment by the Company terminates for any reason other than specified in Sections 11, 12 (a), (c), (d) or (e), the following rules shall apply:
(i)	In the event that, at the time of such termination, the sum of the Participant’s age and service with the Company equals or exceeds 70, the Participant’s outstanding Stock Options shall continue to become exercisable according to the schedule established at the time of grant unless otherwise provided in the applicable Award agreement, and all shares of Restricted Stock and Restricted Stock Units shall vest. Stock Options shall remain exercisable for the remaining full term of such Stock Options.
(ii)	In the event that, at the time of such termination, the sum of Participant’s age and service with the Company is less than 70, Participant’s outstanding unexercisable Stock Options and unvested Restricted Stock and Restricted Stock Units shall become exercisable or vest, as the case may be, as of the date of termination, in a pro-rata amount based on the full months of employment completed during the full vesting period from the date of grant to the date of termination with such newly-vested Stock Options and Stock Options exercisable on the date of termination remaining exercisable for the lesser of one year from the date of termination and the original full term of the Stock Option. All other Stock Options, shares of Restricted Stock and Restricted Stock Units shall be forfeited as of the date of termination. Provided, however, that if the Participant is an executive officer of the Company, the Participant’s outstanding Stock Options which, as of the date of termination are not yet exercisable, shall become exercisable effective as of the date of such termination and, with all outstanding Stock Options already exercisable on the date of termination, shall remain exercisable for the lesser of one year following the date of termination and the original full term of the Stock Option, and all shares of Restricted Stock and Restricted Stock Units shall vest as of the date of termination.
(c)	Death. If a Participant dies while employed by the Company, any Stock Option previously granted under this Plan shall fully vest and become exercisable upon death and may be exercised by the person designated in such Participant’s last will and testament or, in the absence of such designation, by the Participant’s estate.

With respect to Stock Options which require the deposit of owned Common Stock as a condition to obtaining exercise rights, in the event a Participant dies while employed by the Company, such Stock Options may be exercised as provided in the first paragraph of this Section 12(c) and any deposit requirement shall be terminated.

A Participant who dies while employed by the Company during any applicable restricted period, shall fully vest in such shares of Restricted Stock or Restricted Stock Units, effective as of the date of death.
(d)	Retirement. The Committee shall determine, at the time of grant, the treatment of the Stock Options, Restricted Stock and Restricted Stock Units upon the retirement of the Participant. Unless other terms are specified in the original Grant, if the termination of employment is due to a Participant’s retirement on or after age 55, the Participant may exercise a Stock Option, subject to the original terms and conditions of the Stock Option and shall fully vest in all shares of Restricted Stock or Restricted Stock Units effective as of the date of retirement (unless any such Award specifically provides otherwise).

(e)	Spin-offs. If the termination of employment is due to the cessation, transfer, or spin-off of a complete line of business of the Company, the Committee, in its sole discretion, shall determine the treatment of all outstanding Awards under the Plan.
13.	ADMINISTRATION OF THE PLAN
(a)	Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 13.
(b)	Selection of Committee. The Committee shall be selected by the Board, and shall consist of two or more members of the Board.
(c)	Powers of Committee. The authority to manage and control the operations and administration of the Plan shall be vested in the Committee, subject to the following:
(i)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the eligible Company employees those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 14) to cancel or suspend Awards. In making such determinations, the Committee may take into account the nature of services rendered by the individual, the individual’s present and potential contribution to the Company’s success and such other factors as the Committee deems relevant.
(ii)	The Committee will have the authority and discretion to establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.
(iii)	The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.
(iv)	Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding.
(v)	The Plan shall at all times be managed and operated in accordance with applicable laws.
(d)	Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.
14.	AMENDMENTS OF THE PLAN
The Committee may from time to time prescribe, amend and rescind rules and regulations relating to the Plan. Subject to the approval of the Board of Directors, where required, the Committee may at any time terminate, amend, or suspend the operation of the Plan, provided that no action shall be taken by the Board of Directors or the Committee without the approval of the stockholders which would
(a)	except as provided in Section 5(c), materially increase the number of shares which may be issued under the Plan;
(b)	permit granting of Stock Options at less than Fair Market Value;

(c)	except as provided in Section 5(c), permit the repricing of outstanding Stock Options; or
(d)	amend the maximum shares set forth in Section 5(b) which may be granted to any single Participant.
No termination, modification, suspension, or amendment of the Plan shall alter or impair the rights of any Participant pursuant to an outstanding Award without the consent of the Participant. There is no obligation for uniformity of treatment of Participants under the Plan.
15.	FOREIGN JURISDICTIONS
The Committee may adopt, amend, and terminate such arrangements, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to make available tax or other benefits of the laws of any foreign jurisdiction, to employees of the Company who are subject to such laws and who receive Awards under the Plan.
16.	NON-ALIENATION OF RIGHTS AND BENEFITS
Subject to Section 9, no right or benefit under the Plan shall be subject to alienation, sale, assignment, pledge, or encumbrance and any attempt to do so shall be void. No right or benefit under the Plan shall be subject to the debts, contacts, liabilities or torts of the person entitled to such rights or benefits.
17.	LIMITATION OF LIABILITY OR OBLIGATION OF THE COMPANY
Nothing in the Plan shall be construed
(a)	to give any employee of the Company any right to be granted any Award other than at the sole discretion of the Committee;
(b)	to give any Participant any rights whatsoever with respect to shares of Common Stock except as specifically provided in the Plan;
(c)	to limit in any way the right of the Company or any Subsidiary to terminate, change or modify, with or without cause, the employment of any Participant at any time; or
(d)	to be evidence of any agreement or understanding, express or implied, that the Company or any Subsidiary will employ any Participant in any particular position at any particular rate of compensation or for any particular period of time.
Payments and other benefits received by a Participant under an Award shall not be deemed part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any Subsidiary, unless expressly so provided by such other plan, contract or arrangement.
18.	NO LOANS
The Company shall not lend money to any Participant to finance a transaction under this Plan.
19.	NOTICES
All notices to the Company regarding the Plan shall be in writing, effective as of actual receipt by the Company, and shall be sent to:
Attention: Corporate Compensation General Mills, Inc. Number One General Mills Boulevard Minneapolis, MN 55426

Notice of 2005 Annual Meeting of Stockholders
and
Proxy Statement

GENERAL MILLS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Monday, September 26, 2005

11:00 a.m. (Central Daylight Time)

Children’s Theatre Company
2400 Third Avenue South
Minneapolis, Minnesota

GENERAL MILLS, INC.	PROXY
2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I appoint Stephen W. Sanger and Kendall J. Powell, together and separately, as proxies to vote all shares of common stock that I have power to vote at the annual meeting of stockholders to be held on September 26, 2005 at Minneapolis, Minnesota, and at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting and they may name others to take their place.

  Address Changes/Comments: _______________________________________________________________________________________

  _________________________________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(continued, and to be signed and dated on reverse side)

GENERAL MILLS, INC. P.O. BOX 1113 MINNEAPOLIS, MN 55440	VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until noon Eastern Daylight Time on Sunday, September 25, 2005. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by General Mills, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You may also register your consent by going to www.icsdelivery.com/gis.

VOTE BY PHONE — 1-800-690-6903 (from the U.S. and Canada)
Use any touch-tone telephone to transmit your voting instructions until noon Eastern Daylight Time on Sunday, September 25, 2005. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to General Mills, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GMILL1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENERAL MILLS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” PROPOSALS 1, 2 AND 3.

Vote on Directors

1.	Election of Directors:			For	Withhold	For All	To withhold authority to vote for any individual
				All	All	Except	nominee(s), mark “For All Except” and write the
01)	Paul Danos	02)	William T. Esrey				nominee’s number on the line below.
03)	Raymond V. Gilmartin	04)	Judith Richards Hope
05)	Heidi G. Miller	06)	Hilda Ochoa-Brillembourg	☐	☐	☐	______________________________________
07)	Steve Odland	08)	Michael D. Rose
09)	Robert L. Ryan	10)	Stephen W. Sanger
11)	A. Michael Spence	12)	Dorothy A. Terrell

		For	Against	Abstain		THE BOARD OF DIRECTORS RECOMMENDS	For	Against	Abstain
Vote on Proposals						A VOTE "AGAINST" PROPOSAL 4.

2.	Ratify the appointment of KPMG LLP as General Mills' independent registered public accounting firm.	☐	☐	☐	4.	Stockholder proposal regarding sale of General Mills.	☐	☐	☐

3.	Adopt the 2005 Stock Compensation Plan.	☐	☐	☐

This proxy will be voted as directed. If no direction is made, it will be voted “FOR” Proposals 1, 2 and 3, and “AGAINST” Proposal 4.

PLEASE SIGN exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, etc. should so indicate when signing. If signer is a corporation, please sign full name by duly authorized officer.

For address changes and/or comments, please check this box and write them on the back where indicated	☐
	Yes	No

Please indicate if you plan to attend the meeting.	☐	☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

[Email notice sent by ADP to General Mills, Inc. employees receiving proxy materials by electronic delivery]

GENERAL MILLS, INC.
2005 ANNUAL MEETING OF STOCKHOLDERS
MONDAY, SEPTEMBER 26, 2005

This is your Notice of the General Mills, Inc. 2005 Annual Meeting of Stockholders. As an employee of General Mills, Inc. with access to company email, you will not receive a proxy card or other proxy materials by mail. Instead, this email contains instructions on how to access the 2005 Annual Report and Proxy Statement for General Mills, Inc. and on how to vote your shares via the Internet. Please read the instructions carefully before proceeding.

MEETING AND VOTING INFORMATION
RECORD DATE:	July 28, 2005
MEETING DATE:	September 26, 2005
CUSIP NUMBER:	370334-10-4
CONTROL NUMBER:

This e-mail represents all shares in the following account(s):

NAME

VOTING YOUR SHARES — You can enter your voting instructions at either of the following Internet sites. The first link is for Internet browsers that do not support a secure site. The second link is for our secure voting site. Note: If your e-mail software supports it, you can simply click on the following links.

http://www.proxyvote.com

For our secure site:
https://www.proxyvote.com

To access ProxyVote.com, you will need your four digit PIN. For employees of General Mills, Inc., your PIN is the last four digits of your Social Security Number.

Internet voting is accepted until noon Eastern Daylight Time on Sunday, September 25, 2005.

You may also enter your voting instructions by touch-tone telephone at 1-800-690-6903. Telephone voting is accepted until noon Eastern Daylight Time on Sunday, September 25, 2005. You will be required to enter the Control Number listed above.

VIEWING ANNUAL REPORT AND PROXY STATEMENT — Please review the General Mills, Inc. 2005 Annual Report and Proxy Statement before voting. The Proxy Statement discusses the proposals to be voted on. To view these documents, click on the following link:

http://www.generalmills.com/corporate/investors/index.aspx

If you wish to receive hard copies of these materials, please contact General Mills Investor Relations at 1-800-245-5703.

If you would like to cancel your enrollment, or change your e-mail address or PIN, please click on the following link: https://www.icsdelivery.com/gis/formChangeCancel3.asp.

There are no charges for this Internet voting service. There may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

Please do not send any e-mail to ID@ProxyVote.com. Please REPLY to this e-mail with any comments or questions about proxyvote.com. Include the original text and subject line of this message for identification purposes.